Exhibit 10.4

Execution Copy

US Loan Agreement

by and between

CONGRESS FINANCIAL CORPORATION (CENTRAL)

as Lender and US Collateral Agent

- and each of -

SMTC MANUFACTURING CORPORATION OF CALIFORNIA

SMTC MANUFACTURING CORPORATION OF WISCONSIN

SMTC MANUFACTURING CORPORATION OF MASSACHUSETTS

SMTC MEX HOLDINGS, INC.

collectively, as US Borrowers

Dated: June 1, 2004

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		2

1.1	“Accounts”	2
1.2	Intentionally Deleted	2
1.3	Intentionally Deleted	2
1.4	“Amended Subordinated Credit Facility Agreement”	2
1.5	“Availability Reserves”	3
1.6	“Bankruptcy Code”	3
1.7	“Blocked Accounts”	3
1.8	“Borrowing Base”	3
1.9	“Borrowing Base Certificate”	4
1.10	“Bought Deal of Special Warrants”	4
1.11	“Business Day”	4
1.12	“Canadian Advances”	4
1.13	Intentionally Deleted	4
1.14	“Canadian Availability Reserves”	4
1.15	“Canadian Borrower”	4
1.16	“Canadian Borrowing Base”	5
1.17	Intentionally Deleted	5
1.18	Intentionally Deleted	5
1.19	“Canadian Eligible Accounts”	5
1.20	“Canadian Excess Availability”	5
1.21	“Canadian Financing Agreements”	5
1.22	“Canadian Lender”	5
1.23	“Canadian Loan Agreement”	5
1.24	“Canadian Loans”	5
1.25	“Canadian Maximum Credit”	5
1.26	“Canadian Obligations”	6
1.27	Intentionally Deleted	6
1.28	Intentionally Deleted	6
1.29	Intentionally Deleted (CDOR Rate)	6
1.30	“CCAA”	6
1.31	“Collateral”	6
1.32	“Combined Eligible Accounts”	6
1.33	“Control”	6
1.34	“Deposit Account Control Agreement”	6
1.35	“EBITDA”	6
1.36	“Eligible Accounts”	7
1.37	“Eligible Equipment”	9
1.38	“Eligible Inventory”	9
1.39	“Environmental Laws”	10
1.40	“Equipment”	10
1.41	“Equipment Appraisal”	11
1.42	“Equipment Appraisal Amount”	11

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1.43	“Equivalent Amount”	11
1.44	“ERISA”	11
1.45	“ERISA Affiliate”	11
1.46	“ERISA Event”	11
1.47	“Exchange Offer”	12
1.48	“Event of Default”	12
1.49	“Financing Agreements”	12
1.50	“GAAP”	12
1.51	Intentionally Deleted	12
1.52	“General Security Agreement”	12
1.53	“Hazardous Materials”	13
1.54	“HTM”	13
1.55	“Inactive Subsidiaries”	13
1.56	“IBM Designated Facilities”	13
1.57	Intentionally Deleted	13
1.58	“Information Certificate”	13
1.59	“Initial Advance Date”	13
1.60	Intentionally Deleted	14
1.61	“Intercreditor Agreement”	14
1.62	“Interest Rate”	14
1.63	Intentionally Deleted	15
1.64	“Inventory”	15
1.65	“Leased Real Property”	15
1.66	“Lender”	15
1.67	“Letter of Credit Accommodations”	15
1.68	Intentionally Deleted	15
1.69	“Lien”	15
1.70	“Loan Agreements”	15
1.71	“Loans”	16
1.72	“Material Adverse Effect”	16
1.73	“Mexican Undertaking”	16
1.74	“Multiemployer Plan”	16
1.75	“Mexican Negative Pledge Agreement”	16
1.76	“Net Amount of Eligible Accounts”	16
1.77	“Net Forced Sale Value”	16
1.78	Intentionally Deleted	17
1.79	“Obligations”	17
1.80	“Obligor”	17
1.81	“Original Subordinated Credit Facility Agreement”	17
1.82	“Payment Account”	17
1.83	“Pension Plans”	18
1.84	“Person” or “person”	18
1.85	“PPSA”	18
1.86	“Priority Payables Reserve”	18
1.87	“Prime Rate”	19
1.88	“Records”	19

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1.89	“Reset Date”	19
1.90	“Revolving Loans”	19
1.91	“SMTC Corporation”	19
1.92	“SMTC Massachusetts”	19
1.93	“Solvent”	19
1.94	“Spot Rate”	20
1.95	“Subordinated Lenders”	20
1.96	“Subordinated Loans”	20
1.97	“Subordinated Security”	20
1.98	“Subsidiaries”	20
1.99	“Term Loan”	20
1.100	“Term Loan Advance Date”	20
1.101	“Term Loan Maximum Limit”	21
1.102	“Term Note”	21
1.103	“Total Excess Availability”	21
1.104	“UCC”	21
1.105	“US”	21
1.106	“US Agency Agreement”	21
1.107	“US Borrowers”	21
1.108	“US Collateral Agent”	21
1.109	“US Dollar Amount”	21
1.110	“US Excess Availability”	22
1.111	“US Maximum Credit”	22
1.112	“US Reference Bank”	22
1.113	“US Tax Code”	22
1.114	“Value”	22

SECTION 2. CREDIT FACILITIES		22

2.1	Revolving Loans	22
2.3	Term Loans	26
2.4	Availability Reserves	28

SECTION 3. INTEREST AND FEES		28

3.1	Interest	28
3.2	Closing Fee	28
3.3	Intentionally Deleted	29
3.4	Servicing Fee	29
3.5	Unused Line Fee	29
3.6	Commitment Fee	29

SECTION 4. CONDITIONS PRECEDENT		30

4.1	Conditions Precedent to Initial Loans and Letter of Credit Accommodations	30
4.2	Conditions Precedent to All Loans and Letter of Credit Accommodations	33

SECTION 5. INTENTIONALLY DELETED		33

- iii -

SECTION 6. COLLECTION AND ADMINISTRATION		33

6.1	US Borrowers’ Loan Account	33
6.2	Statements	33
6.3	Collection of Accounts	34
6.4	Payments	35
6.5	Authorization to Make Loans and Letter of Credit Accommodations	35
6.6	Use of Proceeds	36

SECTION 7. COLLATERAL REPORTING AND COVENANTS		36

7.1	Collateral Reporting	36
7.2	Accounts Covenants	37
7.3	Inventory Covenants	38
7.4	Equipment Covenants	39
7.5	Power of Attorney	40
7.6	Right to Cure	40
7.7	Access to Premises	41

SECTION 8. REPRESENTATIONS AND WARRANTIES		41

8.1	Corporate Existence, Power and Authority; Subsidiaries	41
8.2	Financial Statements; No Material Adverse Change	42
8.3	Name; State of Organization; Chief Executive Office; Collateral Locations	42
8.4	Priority of Liens; Title to Properties	43
8.5	Tax Returns	43
8.6	Litigation	43
8.7	Compliance with Other Agreements and Applicable Laws	43
8.8	Bank Accounts	44
8.9	Accuracy and Completeness of Information	44
8.10	Status of Pension Plans	44
8.11	Environmental Compliance	46
8.12	U.S. Legislation	46
8.13	Intellectual Property	47
8.14	Subsidiaries; Affiliates; Capitalization; Solvency	47
8.15	Survival of Warranties; Cumulative	48
8.16	Inactive Subsidiaries	48
8.17	Labour Disputes	48
8.18	Interrelated Business	49

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS		49

9.1	Maintenance of Existence	49
9.2	New Collateral Locations	49
9.3	Compliance with Laws, Regulations, Etc.	50
9.4	Payment of Taxes and Claims	51
9.5	Insurance	51
9.6	Financial Statements and Other Information	52
9.7	Sale of Assets, Consolidation, Amalgamation, Dissolution, Merger, Etc.	53

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9.8	Encumbrances	54
9.9	Indebtedness	54
9.10	Loans, Investments, Guarantees, Etc.	55
9.11	Dividends and Redemptions	56
9.12	Transactions with Affiliates	56
9.13	Intentionally Deleted	56
9.14	Intentionally Deleted	56
9.15	Intellectual Property	56
9.16	Additional Bank Accounts	57
9.17	Intentionally Deleted	57
9.18	Operation of Pension Plans	57
9.19	Costs and Expenses	58
9.20	Further Assurances	58
9.21	Minimum Total Excess Availability	59
9.22	EBITDA	59
9.23	Inactive Subsidiaries	60
9.24	End of Fiscal Years; Fiscal Quarters	60
9.25	Change in Business	60

SECTION 10. EVENTS OF DEFAULT AND REMEDIES		60

10.1	Events of Default	60
10.2	Remedies	63

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		65

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	65
11.2	Waiver of Notices	67
11.3	Amendments and Waivers	67
11.4	Waiver of Counterclaim	67
11.5	Indemnification	67

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS		68

12.1	Term	68
12.2	Notices	69
12.3	Partial Invalidity	70
12.4	Successors	70
12.5	Entire Agreement	70
12.6	Headings	71
12.7	Judgment Currency	71
12.8	Interpretative Provisions	71
12.9	Counterparts	72
12.10	Joint and Several Liability	72

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INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Information Certificates

Schedule 1.36(e)	Form of IBM Account Guarantee

Schedule 1.36(f)	Form of Billing Authorization Letter re: Accounts

Schedule 1.36(g)	Form of No-Offset Agreement re: Accounts

Schedule 1.38	Form of Inventory Purchase Agreement

Schedule 1.56	IBM Designated Facilities

Schedule 8.4	Existing Liens

Schedule 8.8	Bank Accounts

Schedule 8.17	Labour Disputes

Schedule 9.9	Existing Indebtedness

Schedule 9.10	Existing Loans, Advances and Guarantees

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US LOAN AGREEMENT

This US Loan Agreement dated June 1, 2004 is entered into by and between Congress Financial Corporation (Central), an Illinois corporation (in its individual capacity as a lender hereunder (“Lender”) and as US collateral agent on behalf of itself and Canadian Lender (in such capacity, “US Collateral Agent”)), SMTC Manufacturing Corporation of California, a California corporation, SMTC Manufacturing Corporation of Wisconsin, a Wisconsin corporation, SMTC Manufacturing Corporation of Massachusetts (“SMTC Massachusetts”), a Massachusetts corporation, and SMTC Mex Holdings, Inc., a Delaware corporation (collectively, the “US Borrowers”).

W I T N E S S E T H:

WHEREAS, each US Borrower has requested that Lender enter into certain financing arrangements with US Borrowers pursuant to which Lender may make loans and provide other financial accommodations to US Borrowers and US Borrowers have agreed to be jointly and severally liable for the indebtedness, liabilities and obligations arising from such loans and other financial accommodations made by Lender to US Borrowers;

WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein and US Collateral Agent is willing to act as US Collateral Agent on behalf of Lender and Canadian Lender on the terms and conditions set forth herein and in the US Agency Agreement;

WHEREAS, contemporaneously with the parties hereto entering into the Financing Agreements, Canadian Borrower and Canadian Lender will enter into the Canadian Financing Agreements pursuant to which Canadian Lender may make loans and provide other financial accommodations to Canadian Borrower;

WHEREAS, US Borrowers and Obligors have agreed to guarantee the obligations of Canadian Borrower and Obligors under the Canadian Financing Agreements (the “US Guarantees”);

WHEREAS, subject to the terms of the US Agency Agreement, US Borrowers and Obligors will grant a Lien to US Collateral Agent on all of their assets and undertaking to secure all of their respective obligations under the Financing Agreements and the US Guarantees;

WHEREAS, Canadian Borrower and Obligors will grant a Lien to Canadian Lender on all of their assets and undertaking to secure all of their respective obligations under the Canadian Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

All terms used herein which are defined in the UCC (as hereinafter defined) shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to US Borrowers, Lender and US Collateral Agent pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word “including” when used in this Agreement shall mean “including, without limitation”. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default (as hereinafter defined) shall exist or continue or be continuing until such Event of Default (as hereinafter defined) is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default (as hereinafter defined) is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP (as hereinafter defined). “Canadian Dollars” and the sign “C$” mean lawful money of Canada. “US Dollars” and the sign “US$” mean lawful money of the United States of America. All monetary amounts referred to in this Agreement are in US Dollars unless otherwise stated. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1	“Accounts”

“Accounts” shall mean all present and future rights of each US Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2	Intentionally Deleted

1.3	Intentionally Deleted

1.4	“Amended Subordinated Credit Facility Agreement”

“Amended Subordinated Credit Facility Agreement” shall mean the amended subordinated credit facility agreement dated as of the date hereof between HTM, as borrower, SMTC Corporation, as guarantor, the Subordinated Lenders, The Bank of Nova Scotia, as Syndication Agent and Canadian Administration Agent, General Electric Capital Corporation, as Documentation Agent, and Lehman Commercial Paper Inc., as General Administrative Agent and Collateral Monitoring Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, pursuant to which the Original Subordinated Credit Facility Agreement has been amended and restated.

1.5	“Availability Reserves”

“Availability Reserves” shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise reducing the amount of the Loans and Letter of Credit Accommodations which would otherwise be available to US Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender, do or, with the giving of notice or passage of time would, affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of US Borrowers or any Obligor or (iii) the Liens and other rights of Lender and/or US Collateral Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender’s and/or US Collateral Agent’s belief that any collateral report or financial information furnished by or on behalf of any US Borrower or any Obligor to Lender and/or US Collateral Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) to reflect Lender’s estimate of the amount of any Priority Payables Reserve, or (d) in respect of any state of facts which Lender determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

1.6	“Bankruptcy Code”

“Bankruptcy Code” shall mean the United States Bankruptcy Code being Title II of the United States Code (11 U.S.C. Sections 101-1330) as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

1.7	“Blocked Accounts”

“Blocked Accounts” shall have the meaning set forth in Section 6.3(a) hereof.

1.8	“Borrowing Base”

“Borrowing Base” shall mean, at any time, the US Dollar Amount equal to:

(a)	eighty-five (85%) percent of the Net Amount of Eligible Accounts; plus

(b)	the lesser of: (i) fifty (50%) percent of the Value of Eligible Inventory consisting of raw materials and finished goods; or (ii) eighty-five (85%) percent of the appraised value of the Eligible Inventory expressed as a percentage of cost value, net of liquidation expenses, with appraisals conducted on an orderly liquidation basis at the expense of US Borrowers by independent appraisers acceptable to Lender and otherwise in accordance with Section 7.3; or (iii) US$1,500,000, minus

(c)	any Availability Reserves.

For purposes only of applying the sub-limit on Revolving Loans based on Eligible Inventory pursuant to paragraph (b)(iii) immediately above, Lender may treat the then un-drawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible

Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sub-limit in paragraph (b)(iii) immediately above, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in the Borrowing Base that are not subject to such sub-limit, before being attributed to the components of the lending formulas subject to such sub-limit.

1.9	“Borrowing Base Certificate”

“Borrowing Base Certificate” shall mean a certificate executed by each US Borrower, in form and substance satisfactory to Lender, setting forth the Loans available to US Borrowers.

1.10	“Bought Deal of Special Warrants”

“Bought Deal of Special Warrants” shall mean the purchase, on a bought deal basis, of 33,350,000 special warrants of Canadian Borrower at a price of C$1.20 per special warrant pursuant to the terms of an offer letter dated February 17, 2004 issued by Orion Securities Inc. in favor of, and accepted by, SMTC Corporation and Canadian Borrower.

1.11	“Business Day”

“Business Day” shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois or New York) on which Canadian Lender’s Toronto office, Lender’s Chicago office, Wachovia Corporation’s office in Chicago and banks in Toronto, Chicago and New York City are open for business in the normal course.

1.12	“Canadian Advances”

“Canadian Advances” shall mean, collectively, as of the date of determination, the aggregate outstanding amount of all loans and advances made by Canadian Lender under the Canadian Loan Agreement as of such date.

1.13	Intentionally Deleted

1.14	“Canadian Availability Reserves”

“Canadian Availability Reserves” shall mean “Availability Reserves” as such term is defined under the Canadian Loan Agreement.

1.15	“Canadian Borrower”

“Canadian Borrower” shall mean SMTC Manufacturing Corporation of Canada/Societe de Fabrication SMTC du Canada, and its successors and assigns.

1.16	“Canadian Borrowing Base”

“Canadian Borrowing Base” shall mean the “Borrowing Base” as such term is defined under the Canadian Loan Agreement.

1.17	Intentionally Deleted

1.18	Intentionally Deleted

1.19	“Canadian Eligible Accounts”

“Canadian Eligible Accounts” shall mean “Eligible Accounts” as such term is defined under the Canadian Loan Agreement.

1.20	“Canadian Excess Availability”

“Canadian Excess Availability” shall mean the US Dollar Amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the Canadian Borrowing Base subject to the sublimits and Canadian Availability Reserves established by Canadian Lender from time to time under the Canadian Loan Agreement and (ii) the Canadian Maximum Credit minus (b) the sum of: (i) the US Dollar Amount of all then outstanding and unpaid Canadian Obligations plus (ii) the aggregate amount of (x) all due but unpaid tax obligations as of such time and (y) all trade payables of Canadian Borrower that are past due for more than 60 days as of such time.

1.21	“Canadian Financing Agreements”

“Canadian Financing Agreements” shall mean “Financing Agreements” as such term is defined under the Canadian Loan Agreement.

1.22	“Canadian Lender”

“Canadian Lender” shall mean Congress Financial Corporation (Canada), an Ontario corporation, and its successors and assigns.

1.23	“Canadian Loan Agreement”

“Canadian Loan Agreement” shall mean the Canadian Loan Agreement dated the date hereof between Canadian Borrower and Canadian Lender as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.24	“Canadian Loans”

“Canadian Loans” shall mean the “Loans” as such term is defined under the Canadian Loan Agreement.

1.25	“Canadian Maximum Credit”

“Canadian Maximum Credit” shall mean the amount of US$15,000,000 or the Equivalent Amount in Canadian Dollars.

1.26	“Canadian Obligations”

“Canadian Obligations” shall mean the “Obligations” as such term is defined under the Canadian Loan Agreement.

1.27	Intentionally Deleted

1.28	Intentionally Deleted

1.29	Intentionally Deleted (CDOR Rate)

1.30	“CCAA”

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada).

1.31	“Collateral”

“Collateral” shall mean all of the undertaking, property and assets, present and future, real and personal, of each US Borrower and any other Obligor now or hereafter pledged, charged, assigned, transferred and/or encumbered to secure, either directly or indirectly, repayment of any of the Obligations.

1.32	“Combined Eligible Accounts”

“Combined Eligible Accounts” shall mean, collectively, Canadian Eligible Accounts and Eligible Accounts.

1.33	“Control”

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise and, when determining control based on ownership of voting securities, means, with respect to control of a body corporate by a Person, the holding (other than by way of security only) by or for the benefit of that Person, or affiliates of that Person of securities of such body corporate or the right to vote or direct the voting of securities of such body corporate to which, in the aggregate, are attached more that 50% of the votes that may be cast to elect directors of the body corporate, provided that the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate.

1.34	“Deposit Account Control Agreement”

“Deposit Account Control Agreement” shall have the meaning set forth in Section 6.3(a) hereof.

1.35	“EBITDA”

“EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to the net income of such Person for such period determined in accordance with GAAP, plus or minus, to the extent deducted or added in determining such net income for such period, without duplication:

(i)	depreciation, amortization and other non-cash charges;

(ii)	interest expenses;

(iii)	restructuring and other one-time charges as disclosed on the quarterly and/or annual financial statements reviewed by external auditors;

(iv)	the provision for taxes for such period; and

(v)	extraordinary gains or losses.

1.36	“Eligible Accounts”

“Eligible Accounts” shall mean Accounts created by each US Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by a US Borrower or rendition of services by a US Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid for more than: (i) sixty (60) days after the original due date; or (ii) ninety (90) days after the date of the original invoice for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the US or Canada and the Account is payable in Canadian Dollars or US Dollars or, if the chief executive office of the account debtor with respect to such Accounts is not located in the US or Canada, at Lender’s option, if either: (i) the account debtor has delivered to such US Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to US Collateral Agent and payable only in the United States in the currency in which the Account is denominated, sufficient to cover such Account, in form and substance satisfactory to US Collateral Agent and, if required by US Collateral Agent, the original of such letter of credit has been delivered to US Collateral Agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to US Collateral Agent; or (ii) such Account is subject to credit insurance payable to US Collateral Agent issued by an insurer and on terms and in an amount acceptable to US Collateral Agent; or (iii) such Account is otherwise acceptable in all respects to US Collateral Agent and/or Lender (subject to such lending formula with respect thereto as Lender may determine); or (iv) if the account debtor is a non-Canadian or non-US affiliate or subsidiary of IBM (an “IBM Debtor”), a US or Canadian parent of such IBM Debtor, satisfactory to Lender, issues a guarantee (each, an “IBM Account Guarantee”), in writing, in favor of such US Borrower and US Collateral Agent, in substantially the form attached as Schedule 1.36(e) hereto and in form and substance satisfactory to US Collateral Agent, guaranteeing payment of the applicable Account by such IBM Debtor to such US Borrower and US Collateral Agent;

(f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if US Collateral Agent shall have received an agreement (each, a “Billing Authorization Letter re: Accounts”), in writing, from the account debtor in substantially the form attached as Schedule 1.36(f) hereto and in form and substance satisfactory to US Collateral Agent, confirming the unconditional obligation of the account debtor to take delivery of the goods related thereto and pay such invoice without set-off of any kind;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of set-off against such Accounts; provided, however (i) the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by applicable US Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts and (ii) if US Collateral Agent shall have received an agreement (each, a “No-Offset Agreement re: Accounts”), in writing, from the account debtor in substantially the form attached as Schedule 1.36(g) hereto and in form and substance satisfactory to US Collateral Agent, waiving any and all rights of set-off of or in respect of such Accounts, such Accounts may be deemed Eligible Accounts;

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected Lien in favor of US Collateral Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted in this Agreement;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with a US Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(k) the account debtors with respect to such Accounts are not any foreign government, the federal government of the US, any State, political subdivision, department, agency or instrumentality thereof unless, if the account debtor is the federal government of the US, any State, political subdivision, department, agency or instrumentality thereof, upon Lender’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;

(m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty (20%) percent of all Combined Eligible Accounts; provided, however, that the portion of the Accounts not in excess of such twenty (20%) percent threshold may be deemed Eligible Accounts;

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o) such Accounts are owed by account debtors whose total indebtedness to US Borrowers does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

(p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.37	“Eligible Equipment”

“Eligible Equipment” shall mean Equipment owned by each US Borrower which is acceptable to Lender based on the criteria set forth below. In general, Eligible Equipment shall not include: (a) fixtures; (b) Equipment subject to a Lien in favor of any person other than US Collateral Agent except those permitted in this Agreement; (c) Equipment which is not subject to the first priority, valid and perfected Lien of US Collateral Agent; (d) leased Equipment; or (e) worn-out or obsolete Equipment.

General criteria for Eligible Equipment may be established and revised from time to time by Lender. Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.

1.38	“Eligible Inventory”

“Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of each US Borrower and raw materials for such finished goods which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process including components which are not part of finished goods; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in a US Borrower’s business; (e) Inventory at premises which are not owned and controlled by a US Borrower, except if: (A) in respect of Inventory located at IBM Designated Facilities, US Collateral Agent shall have received, in writing, inventory purchase agreements (each, a “Inventory Purchase Agreement”), in substantially the form attached as Schedule 1.38 hereto and in form and substance satisfactory to US Collateral Agent, executed by each of IBM Canada or US, applicable US Borrower, US Collateral Agent and any other necessary party; and (B) in respect of all other Inventory at premises which are not owned and controlled by a US Borrower, US Collateral Agent shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to US Collateral Agent acknowledging US Collateral Agent’s first priority Lien in the Inventory, waiving all Liens and claims by such person against the Inventory and permitting US Collateral Agent access to, and the right to remain on, the premises so as to exercise US Collateral Agent’s and/or Lender’s rights and remedies and otherwise deal with the Collateral; (f) Inventory subject to a Lien in favor of any person other than US Collateral Agent except those permitted in this Agreement; (g) bill and hold goods; (h) unserviceable, obsolete, expired or slow moving Inventory; (i) Inventory which is not subject to the first priority, valid and perfected Lien of US Collateral Agent; (j) returned, damaged and/or defective Inventory; (k) Inventory purchased or sold on consignment; and (l) subject to paragraph (e)(A) immediately above, Inventory located outside of the US including Inventory located in Chihuahua, Mexico.

General criteria for Eligible Inventory may be established and revised from time to time by Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.39	“Environmental Laws”

“Environmental Laws” shall mean with respect to any Person all federal (US and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes. The term “Environmental Laws” includes (i) the U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Federal Superfund Amendments and Reauthorization Act, the U.S. Federal Water Pollution Control Act of 1972, the U.S. Federal Clean Water Act, the U.S. Federal Clean Air Act, the U.S. Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the U.S. Federal Solid Waste Disposal and the U.S. Federal Toxic Substances Control Act, the U.S. Federal Insecticide, Fungicide and Rodenticide Act, the U.S. Federal Safe Drinking Water Act of 1974, (ii) applicable State or local counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.40	“Equipment”

“Equipment” shall mean all of each US Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.41	“Equipment Appraisal”

“Equipment Appraisal” shall have the meaning set forth in Section 7.4 hereof.

1.42	“Equipment Appraisal Amount”

“Equipment Appraisal Amount” shall have the meaning set forth in Section 2.3 hereof.

1.43	“Equivalent Amount”

“Equivalent Amount” in one currency on any day means the amount of that currency into which a specified amount of another currency can be converted at the Spot Rate (or if such rate is not available, such other rate as the Lender may determine).

1.44	“ERISA”

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 of the US together with all rules, regulations and interpretations thereunder or related thereto, as amended from time to time.

1.45	“ERISA Affiliate”

“ERISA Affiliate” shall mean any person required to be aggregated with a US Borrower or any of its respective Subsidiaries under Section 414(b), 414(c), 414(m) or 414(o) of the U.S. Tax Code.

1.46	“ERISA Event”

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the U.S. Tax Code or Section 307 of ERISA; (c) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the U.S. Tax Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the U.S. Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the occurrence of a “prohibited transaction” with respect to which a US Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the U.S. Tax Code) or with respect to which a US Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by a US Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate, a Pension Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (i) the imposition of any liability under Title IV or ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon a US Borrower or any ERISA Affiliate in excess of US$50,000 and (j) any other event or condition with respect to a Pension Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed by, by any ERISA Affiliate that could reasonably be expected to result in liability of a US Borrower in excess of US$50,000.

1.47	“Exchange Offer”

“Exchange Offer” means the exchange by and between the Subordinated Lenders and SMTC Corporation, HTM and Canadian Borrower of approximately US$10,000,000 of indebtedness under the Original Subordinated Credit Facility Agreement for units comprised of one share of common stock of SMTC Corporation and a fraction of a share purchase warrant of such common stock.

1.48	“Event of Default”

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.49	“Financing Agreements”

“Financing Agreements” shall mean, collectively, this Agreement, the General Security Agreement, the Intercreditor Agreement, the US Agency Agreement, the Term Note, the Mexican Negative Pledge Agreement, the Mexican Undertaking and all notes, guarantees, security agreements, charges, mortgages, pledges, assignments and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by a US Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.50	“GAAP”

“GAAP” shall mean generally accepted accounting principles in the US as in effect from time to time as set forth in the opinions and pronouncements of the relevant US public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied.

1.51	Intentionally Deleted

1.52	“General Security Agreement”

“General Security Agreement” shall mean the general security agreements dated on or about the date hereof given by each US Borrower in favor of US Collateral Agent in respect of the Obligations.

1.53	“Hazardous Materials”

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.54	“HTM”

“HTM” shall mean HTM Holdings, Inc, a Delaware corporation, and its successors and assigns.

1.55	“Inactive Subsidiaries”

“Inactive Subsidiaries” shall mean, collectively, SMTC Manufacturing Corporation of Colorado, a Colorado corporation, Qualtron Inc., a Massachusetts corporation, SMTC Ireland Company, an Irish corporation, SMTC Manufacturing Corporation of Ireland Limited, an Irish corporation, SMTC Teoranta, an Irish corporation, SMTC R&D Teoranta, an Irish corporation, and SMTC Mexico, S.A. de C.V., a Mexican corporation, and “Inactive Subsidiary” shall mean any one of them individually.

1.56	“IBM Designated Facilities”

“IBM Designated Facilities” means the business locations owned, leased and/or operated by IBM as more particularly set forth in Schedule 1.56.

1.57	Intentionally Deleted

1.58	“Information Certificate”

“Information Certificate” shall mean the Information Certificate of each US Borrower constituting Exhibit A hereto containing material information with respect to each US Borrower and each Obligor, their respective business and assets provided by or on behalf of each US Borrower to Lender and Canadian Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.59	“Initial Advance Date”

“Initial Advance Date” shall mean the date upon which the initial Loan is made hereunder.

1.60	Intentionally Deleted

1.61	“Intercreditor Agreement”

“Intercreditor Agreement” shall mean the intercreditor agreement dated as of the date hereof among the Lender, Canadian Lender, Canadian Borrower, US Borrowers, US Collateral Agent, SMTC Corporation, HTM, Obligors, the Subordinated Lenders, The Bank of Nova Scotia, as Syndication Agent and Canadian Administration Agent, General Electric Capital Corporation, as Documentation Agent, and Lehman Commercial Paper Inc., as General Administrative Agent and Collateral Monitoring Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.62	“Interest Rate”

“Interest Rate” shall mean:

(a) as to Revolving Loans, an annual rate of interest of one-half of one (0.5%) percent in excess of the Prime Rate for Revolving Loans and other non-contingent US Dollar denominated Obligations; provided that “Interest Rate” shall mean an annual rate of interest of three (3%) percent per annum in excess of the Prime Rate for Revolving Loans, at Lender’s option, without notice, (A) on non-contingent Obligations (i) for the period on and after the date of termination or non-renewal of the Loans until such time as Lender has received full and final payment of all such Obligations and (ii) for the period from and after the date of the occurrence of an Event of Default so long as such Event of Default is continuing as determined by Lender (notwithstanding entry of any judgment against a US Borrower) and (B) on the Revolving Loans at any time outstanding in excess of the amounts available to US Borrowers under Section 2 hereof (whether or not such excess(es) arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default) (a “Revolving Loans Excess Position”) until such time as the Revolving Loans outstanding are no longer in a Revolving Loans Excess Position; provided however, in the event the Revolving Loans are in a Revolving Loans Excess Position solely as a result of a subjective exercise of Lender’s discretion to revise the Availability Reserves pursuant to Section 2 hereof and absent objective circumstances or events to justify same, the Interest Rate for the purposes of subparagraph (B) shall come into effect on the fifth (5) Business Day following written notice of same given by Lender to US Borrowers; and

(b) as to the Term Loan, an annual rate of interest of one (1%) percent in excess of the Prime Rate; provided that “Interest Rate” shall mean an annual rate of interest of three (3%) percent per annum in excess of the Prime Rate at Lender’s option, without notice, (A) on non-contingent Obligations (i) for the period on and after the date of termination or non-renewal hereof until such time as Lender has received full and final payment of all such Obligations and (ii) for the period from and after the date of the occurrence of an Event of Default so long as such Event of Default is continuing as determined by Lender (notwithstanding entry of any judgment against a US Borrower) and (B) on the Term Loan at any time outstanding in excess of the amounts available to US Borrowers under Section 2 hereof (whether or not such excess(es) arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default) (a “Term Loan Excess Position”) until such time as the Term Loan outstanding is no longer in a Term Loan Excess Position; provided however, in the event the Term Loan is in a Term Loan Excess Position solely as a result of a subjective exercise of Lender’s discretion to revise the Availability Reserves pursuant to Section 2 hereof and absent objective circumstances or events to justify same, the Interest Rate for the purposes of subparagraph (B) shall come into effect on the fifth (5) Business Day following written notice of same given by Lender to US Borrowers.

1.63	Intentionally Deleted

1.64	“Inventory”

“Inventory” shall mean all of each US Borrower’s now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.65	“Leased Real Property”

“Leased Real Property” means, collectively, all real property which is subject to a lease, agreement to lease, tenancy, license and/or other occupancy agreement with respect to all or any part of such real property and in respect of which a US Borrower and/or any Obligor is a tenant, lessee, licensee and/or occupant.

1.66	“Lender”

“Lender” shall have the meaning set forth in the preamble to this Agreement.

1.67	“Letter of Credit Accommodations”

“Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guarantees denominated in US Dollars which are from time to time either (a) issued or opened by Lender for the account of a US Borrower or any Obligors or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by a US Borrower of its obligations to such issuer.

1.68	Intentionally Deleted

1.69	“Lien”

“Lien” shall mean any mortgage, deed of trust, pledge, fixed or floating charge, lien, security interest, hypothec or encumbrance or security arrangement of any nature whatsoever, whether arising by written or oral agreement or by operation of law, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

1.70	“Loan Agreements”

“Loan Agreements” shall mean, collectively, this Agreement and the Canadian Loan Agreement.

1.71	“Loans”

“Loans” shall mean the Revolving Loans and the Term Loan.

1.72	“Material Adverse Effect”

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial condition of a US Borrower or any Obligor; (b) a US Borrower’s or any Obligor’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement; (c) the Collateral or Canadian Lender’s or US Collateral Agent’s Liens in the Collateral or the priority, effectiveness or enforceability of such Liens; or (d) US Collateral Agent’s, Canadian Lender’s or Lender’s rights or remedies under this Agreement and the other Financing Agreements and Canadian Financing Agreements.

1.73	“Mexican Undertaking”

“Mexican Undertaking” shall mean the undertaking dated on or about the date hereof given by SMTC Corporation and others in favour of Lender and Canadian Lender with respect to SMTC de Chihuahua, S.A. de C.V. and Radio Componentes, S.A. de C.V.

1.74	“Multiemployer Plan”

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by a US Borrower or any ERISA Affiliate.

1.75	“Mexican Negative Pledge Agreement”

“Mexican Negative Pledge Agreement” shall mean the negative pledge agreement dated as of even date herewith made by each of SMTC de Chihuahua, S.A. de C.V. and Radio Componentes de Mexico, S.A. de C.V. in favour of the US Collateral Agent and Canadian Lender.

1.76	“Net Amount of Eligible Accounts”

“Net Amount of Eligible Accounts” shall mean the gross US Dollar Amount of Eligible Accounts less: (a) sales, excise or similar taxes included in the amount thereof; and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts; provided that the amounts deducted under clause (a) shall not duplicate items for which Availability Reserves have been established by Lender.

1.77	“Net Forced Sale Value”

“Net Forced Sale Value” of any item shall mean the US Dollar Amount of such item (net of all liquidation costs, including deductions for all commissions and taxes), determined by an appraiser acceptable to Lender, in its sole discretion, which could typically be realized at a properly advertised and conducted public auction sale, held under forced sale conditions and under then existing economic trends and considering: (a) with respect to such item, (i) its physical location, (ii) difficulty in removing it, (iii) its physical condition, (iv) its adaptability, (v) its specialization, (vi) its marketability; (b) the ability of the asset group in which the item is being sold or the item itself to draw sufficient prospective buyers to insure competitive offers; and (c) the item may be sold on a piecemeal basis “as-is” with purchasers responsible for removal of the item at their own risk and expense.

1.78	Intentionally Deleted

1.79	“Obligations”

“Obligations” shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by a US Borrower or any Obligor (including, for greater certainty, Canadian Borrower) to any of US Collateral Agent, Lender and/or their affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement and the other Financing Agreements, applicable laws and/or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to a US Borrower or any Obligor under the Bankruptcy Code or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by any of US Collateral Agent, Lender and/or their affiliates.

1.80	“Obligor”

“Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations (including for greater certainty, but without limitation, Canadian Borrower) or who is the owner of any property which is security for the Obligations, other than US Borrowers.

1.81	“Original Subordinated Credit Facility Agreement”

“Original Subordinated Credit Facility Agreement” shall mean the amended and restated credit and guarantee agreement dated as of July 27, 2000 by and among Canadian Borrower, HTM, SMTC Corporation, certain lenders, The Bank of Nova Scotia, as Syndication Agent and Canadian Administration Agent, General Electric Capital Corporation, as Documentation Agent, and Lehman Commercial Paper Inc., as General Administrative Agent and Collateral Monitoring Agent, as the same has been amended, modified, supplemented, extended, renewed, restated or replaced.

1.82	“Payment Account”

“Payment Account” shall have the meaning set forth in Section 6.3(a) hereof.

1.83	“Pension Plans”

“Pension Plans” shall mean, collectively, employee benefit plans as defined in Section 3(3) of ERISA, which a US Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions (or to which it has made contributions at any time during the immediately preceding six (6) plan years) and in respect of which a US Borrower could have any liability.

1.84	“Person” or “person”

“Person” or “person” shall mean any individual, sole proprietorship, partnership, limited partnership, corporation (including any corporation which elects subchapter S status under the US Tax Code), limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.85	“PPSA”

“PPSA” shall mean the Personal Property Security Act (Ontario), as amended, supplemented, restated and superseded, in whole or in part, from time to time, provided that, if the attachment, perfection or priority of US Collateral Agent’s security in respect of any Collateral is governed by the laws of any jurisdiction other than Ontario, PPSA shall mean those other laws for the purposes hereof relating to attachment, perfection or priority.

1.86	“Priority Payables Reserve”

“Priority Payables Reserve” shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or Lien ranking or capable of ranking senior to or pari passu with Liens or charges securing the Obligations on any of the Collateral under Federal, provincial, State, county, municipal, or local law including, but not limited, to claims for unremitted and accelerated rents, taxes, wages, vacation pay, workers’ compensation obligations, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Lender considers may be or may become subject to a right of a supplier to recover possession thereof under any Federal, provincial, State, county, municipal or local law, where such supplier’s right may have priority over the Liens securing the Obligations including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to the Bankruptcy Code or any applicable reorganization or insolvency legislation.

1.87	“Prime Rate”

“Prime Rate” shall mean the rate announced by Wachovia Bank, National Association, or its successors, from time to time as its prime rate in effect for US Dollar denominated commercial loans, whether or not such announced rate is the best rate available at such bank.

1.88	“Records”

“Records” shall mean all of a US Borrower’s and any Obligor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of each US Borrower and any Obligor with respect to the foregoing maintained with or by any other person).

1.89	“Reset Date”

“Reset Date” shall mean each date that an Equipment Appraisal is received by Lender.

1.90	“Revolving Loans”

“Revolving Loans” shall mean the loans now or hereafter made by Lender to or for the benefit of a US Borrower on a revolving basis (including advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.91	“SMTC Corporation”

“SMTC Corporation” shall mean SMTC Corporation, a Delaware corporation, and its successors and assigns.

1.92	“SMTC Massachusetts”

“SMTC Massachusetts” shall have the meaning set forth in the preamble to this Agreement.

1.93	“Solvent”

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.94	“Spot Rate”

“Spot Rate” shall mean, with respect to a currency, the rate quoted by the US Reference Bank as the spot rate for the purchase by the US Reference Bank of such currency with another currency at approximately 10:00 a.m. (Chicago time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

1.95	“Subordinated Lenders”

“Subordinated Lenders” shall mean the banks and other financial institutions that are parties to, and lenders to HTM under, the Amended Subordinated Credit Facility Agreement.

1.96	“Subordinated Loans”

“Subordinated Loans” shall mean the secured subordinate loans in the aggregate principal amount of US$27,500,000 granted by the Subordinated Lenders to HTM pursuant to the Amended Subordinated Credit Facility Agreement.

1.97	“Subordinated Security”

“Subordinated Security” shall mean any and all Liens granted to the Subordinated Lenders and/or their agents over all or any part of the undertaking, property and assets of US Borrowers and any Obligor to secure all or any portion of the indebtedness, liabilities and obligations of US Borrowers and such Obligors under the Original Subordinated Credit Facility Agreement and the Amended Subordinated Credit Facility Agreement and all agreements and instruments reflecting such security, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.98	“Subsidiaries”

“Subsidiaries” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

1.99	“Term Loan”

“Term Loan” shall mean the term loan denominated in US Dollars made by Lender to SMTC Massachusetts as provided for in Section 2.3 hereof.

1.100	“Term Loan Advance Date”

“Term Loan Advance Date” shall mean the date upon which the Term Loan is made hereunder.

1.101	“Term Loan Maximum Limit”

“Term Loan Maximum Limit” shall have the meaning set forth in Section 2.3 hereof.

1.102	“Term Note”

“Term Note” shall have the meaning set forth in Section 2.3 hereof.

1.103	“Total Excess Availability”

“Total Excess Availability” shall mean the US Dollar Amount, as determined by Lender, calculated at any time, of the sum of Canadian Excess Availability and US Excess Availability.

1.104	“UCC”

“UCC” shall mean the Uniform Commercial Code, as in effect in the State of Illinois and any successor statute, as in effect from time to time (except that the terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as US Lender and/or US Collateral Agent may otherwise determine) provided that, if the attachment, perfection or priority of US Collateral Agent’s security in respect of any Collateral is governed by the laws of any jurisdiction other than the US, UCC shall mean those other laws for the purposes hereof relating to attachment, perfection or priority.

1.105	“US”

“US” shall mean the United States of America.

1.106	“US Agency Agreement”

“US Agency Agreement” shall mean the US Agency Agreement of even date herewith between US Collateral Agent, Canadian Lender and Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.107	“US Borrowers”

“US Borrowers” shall have the meaning set forth in the preamble to this Agreement and “US Borrower” shall mean any one of them individually.

1.108	“US Collateral Agent”

“US Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

1.109	“US Dollar Amount”

“US Dollar Amount” shall mean, at any time, (a) as to any amount denominated in US Dollars, the amount thereof at such time and (b) as to any amount denominated in any other currency, the Equivalent Amount in US Dollars.

1.110	“US Excess Availability”

“US Excess Availability” shall mean the US Dollar Amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the Borrowing Base subject to the sublimits and Availability Reserves established by Lender from time to time hereunder and (ii) the US Maximum Credit minus (b) the sum of: (i) the US Dollar Amount of all then outstanding and unpaid Obligations plus (ii) the aggregate amount of all due but unpaid tax obligations and past due trade payables of US Borrowers as of such time.

1.111	“US Maximum Credit”

“US Maximum Credit” shall mean the amount of US$25,000,000 or the Equivalent Amount in Canadian Dollars.

1.112	“US Reference Bank”

“US Reference Bank” shall mean Wachovia Bank, National Association, or its successors and assigns, or such other bank as Lender may from time to time designate.

1.113	“US Tax Code”

“US Tax Code” shall mean the United States Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.114	“Value”

“Value” shall mean the US Dollar Amount, as determined by Lender, with respect to Inventory, of the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

SECTION 2. CREDIT FACILITIES

2.1	Revolving Loans

(a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to US Borrowers from time to time in amounts requested by a US Borrower; provided that the aggregate outstanding US Dollar Amount of Revolving Loans and Letter of Credit Accommodations to US Borrowers at any time do not exceed the lesser of: (i) the Borrowing Base at such time or (ii) the US Maximum Credit less the Term Loan outstanding from time to time.

(b) Lender may, in its reasonable credit judgment, from time to time: (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be anticipated to increase in any material respect above historical levels or exceeds five (5%) percent; or (B) the general creditworthiness of account debtors has declined; or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

(c) Except in Lender’s discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the US Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the US Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender or US Collateral Agent in such circumstances or on any future occasions and US Borrowers shall (except as otherwise provided herein), upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

2.2	Letter of Credit Accommodations

(a) Subject to, and upon the terms and conditions contained herein, at the request of a US Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of such US Borrower in US Dollars containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to such US Borrower pursuant to this Section 2. A US Borrower requesting such Letter of Credit Accommodation shall give Lender two (2) Business Days’ prior written notice of such US Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. A US Borrower requesting the Letter of Credit Accommodation shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(b) In addition to any actual charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, US Borrowers shall pay to Lender a letter of credit fee at a rate equal to one and one-half (1.5%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that US Borrowers shall pay to Lender such letter of credit fee, at Lender’s option, without notice, at a rate equal to three (3%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against a US Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of US Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, each of the following conditions precedent have been satisfied in a manner satisfactory to Lender: (i) a US Borrower requesting such Letter of Credit Accommodation shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Lender and such proposed issuer, in each case of the foregoing, in the Lender’s and/or proposed issuer’s reasonable credit judgement, as applicable (ii) as of the date of issuance, no order of any court, arbitrator or other governmental authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation, (iii) the Revolving Loans available to US Borrowers (subject to the US Maximum Credit and any Availability Reserves) are equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and all negotiable documents of title with respect to such Eligible Inventory have been consigned to the Lender or the issuer of the Letter of Credit Accommodation, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage (with reference to Sections 1.8(b) and 2.1(b) hereof) with respect to Eligible Inventory set forth in the definition of the term “Borrowing Base” multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of US Borrowers’ locations for Eligible Inventory within the US and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iii)(A) or Section 2.2(c)(iii)(B).

(d) Except in Lender’s discretion, (i) the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed US$1,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender’s request, US Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to US Collateral Agent for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to US Borrowers shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

(e) Each US Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, unless the losses, claims, damages, liabilities, costs and expenses suffered or incurred by Lender are due to the gross negligence or willful misconduct of the Lender and/or its employees, officers, directors and authorized agents, as determined pursuant to a final non-appealable order of a court of competent jurisdiction . Each US Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed each US Borrower’s agent. Each US Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Save and except to the extent that same arise or are due to the gross negligence or willful misconduct of the Lender and/or its employees, officers, directors and authorized agents, as determined pursuant to a final non-appealable order of a court of competent jurisdiction, each US Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by US Borrowers, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(f) Each US Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such US Borrower as the account party therein and to deliver to Lender all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant US Borrowers any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Each US Borrower shall be bound by any interpretation made, in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of a US Borrower. Lender shall have the sole and exclusive right and authority to, and each US Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in any US Borrowers’ names.

(g) Any rights, remedies, duties or obligations granted or undertaken by a US Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such US Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall, except where the Lender and/or its employees, officers, directors and authorized agents have been grossly negligent or have acted with willful misconduct, as determined pursuant to a final non-appealable order of a court of competent jurisdiction, be deemed to have been undertaken by US Borrowers to Lender and to apply in all respects to US Borrowers.

(h) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, each US Borrower shall, at Lender’s request (as determined or exercised in its reasonable credit judgement), instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which US Collateral Agent holds a Lien to deliver them to US Collateral Agent and/or subject to US Collateral Agent’s order, and if they shall come into a US Borrower’s possession, to deliver them, upon US Collateral Agent’s request, to US Collateral Agent in their original form. Each US Borrower shall also, at US Collateral Agent’s request (as determined or exercised in its reasonable credit judgement), designate US Collateral Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

2.3	Term Loans

The Term Loan shall be made available to SMTC Massachusetts subject to the terms and conditions contained herein:

(a) The Term Loan shall be available to SMTC Massachusetts in the original principal amount equal to the lesser of (the “Term Loan Maximum Limit”):

(i)	US$1,500,000; or

(ii)	the US Dollar Amount of ninety (90%) percent of the Net Forced Sale Value of the Eligible Equipment, as determined by Lender based on an appraisal, in form, scope and methodology, and by an appraiser, acceptable to Lender, addressed to Lender or upon which Lender is permitted to rely (the “Equipment Appraisal Amount”).

(b) Repayment of the Term Loan shall be made in thirty-six (36) equal consecutive monthly installments commencing on the first Business Day of the calendar month immediately following the Term Loan Advance Date (the “Term Loan Repayment Commencement Date”) with the final payment due in respect thereof payable on the date which is the earlier to occur of:

(i)	thirty-six (36) months from the Term Loan Repayment Commencement Date; and

(ii)	the termination or non-renewal by Lender of this Agreement pursuant to the terms hereof.

(c) The Term Loan shall be (i) evidenced by a term promissory note (the “Term Note”) in such principal amount as of the date hereof; (ii) shall be repaid together with interest and other amounts in accordance with this Agreement, the Term Note and the other Financing Agreements; and (iii) secured by the Collateral.

(d) The Term Loan Maximum Limit shall be reset by Lender from time to time on each Reset Date and, if required by Lender, SMTC Massachusetts agrees to execute and deliver an amended and restated Term Note to Lender on each Reset Date. If on any Reset Date, the aggregate amount of the Term Loan exceeds the Term Loan Maximum Limit (each, an “Excess Amount”), as determined by Lender, SMTC Massachusetts shall, to the extent there is availability under the Revolving Loans, be deemed (without the requirement of any further action or documentation) to have requested from Lender an advance under the Revolving Loan in an amount equal to the Excess Amount. In the event that the availability under the Revolving Loans is less than the Excess Amount, SMTC Massachusetts shall be deemed to have requested an advance to the amount which is available under the Revolving Loans and shall repay the balance of such Excess Amount to Lender upon demand by Lender, which may be made at any time and from time to time.

(e) All repayments on account of the Term Loan made from time to time shall be applied to permanently reduce the aggregate amount of the Term Loan.

(f) US Borrowers and Lender acknowledge that as of the date hereof, the aggregate amount of the Term Loan is US$900,000.

(g) Lender may, in its reasonable credit judgment, from time to time reduce the lending formula with respect to Eligible Equipment. In determining whether to reduce the lending formula, Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

2.4	Availability Reserves

All Loans otherwise available to US Borrowers pursuant to the lending formulas are subject to the US Maximum Credit and other applicable limits hereunder and shall be subject to Lender’s continuing right to apply, establish and revise Availability Reserves.

SECTION 3. INTEREST AND FEES

3.1	Interest

(a) US Borrowers shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the applicable Interest Rate.

(b) Interest shall be payable by US Borrowers to Lender monthly in arrears not later than the first Business Day of each calendar month and shall be calculated on the basis of a three hundred and sixty (360) day year and actual days elapsed in the case of Revolving Loans and the Term Loan. The Interest Rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such rate is announced. The increase or decrease shall be based on the Prime Rate in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination or non-renewal hereof shall be payable on demand. In no event shall charges constituting interest payable by US Borrowers to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(c) A certificate of an authorized signing officer of Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

(d) For greater certainty, whenever any amount is payable under this Agreement or any other Financing Agreement by US Borrowers as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”. As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

3.2	Closing Fee

US Borrowers shall pay to Lender as a closing fee the amount of US$250,000, which shall be fully earned as of and payable on the date hereof.

3.3	Intentionally Deleted

3.4	Servicing Fee

US Borrowers shall pay to Lender monthly a servicing fee in an amount equal to US$1,500 in respect of Lender’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

3.5	Unused Line Fee

US Borrowers shall pay to Lender monthly an unused line fee in US Dollars at a rate equal to one quarter of one (0.25%) percent per annum calculated upon the amount by which the US Maximum Credit exceeds the US Dollar Amount of the aggregate of the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

3.6	Commitment Fee

US Borrowers shall pay to Lender annually for the second and third year of the term of this Agreement, a commitment fee in an amount equal to US$15,000 while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable on the first day of each of the 13th and 25th month following the Initial Advance Date and thereafter in advance on each 12 month anniversary of such payment dates.

SECTION 4. CONDITIONS PRECEDENT

4.1	Conditions Precedent to Initial Loans and Letter of Credit Accommodations

Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a) Lender and/or US Collateral Agent shall have received evidence (including any inter-creditor arrangements, subordinations or releases of any other Liens in the Collateral required by Lender, UCC termination statements for all UCC financing statements previously filed by any secured lender, as secured party, to a US Borrower or Obligor, as debtor, and satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any US Borrower or Obligor in favor of a secured lender in form acceptable for recording with the appropriate governmental authority), in form and substance satisfactory to Lender, that US Collateral Agent has valid perfected and first priority Liens in and upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the Liens permitted herein or in the other Financing Agreements and Canadian Financing Agreements;

(b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities (and including a copy of the certificate of incorporation of each US Borrower and Obligor certified by the Secretary of State (or equivalent governmental authority) which shall set forth the same complete corporate name of such US Borrower or Obligor and such document as shall set forth the organizational identification number of each US Borrower or Obligor, if one is issued in its jurisdiction of incorporation);

(c) no material adverse change shall have occurred in the assets, business or prospects of US Borrowers or any Obligors since the date of Lender’s latest field examination and no change or event shall have occurred which would impair the ability of US Borrowers or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender and/or US Collateral Agent to enforce the Obligations or realize upon the Collateral;

(d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Loans available to US Borrowers, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the date of making the initial Loans;

(e) US Collateral Agent shall have received, in form and substance satisfactory to US Collateral Agent, all consents, waivers, acknowledgments and other agreements from third persons which US Collateral Agent may deem necessary or desirable in order to permit, protect and perfect its Liens in and upon the Collateral or to effectuate the provisions or purposes of this

Agreement and the other Financing Agreements, including notice from funding agent under each Pension Plan (Section 9.18(b)), the IBM Account Guarantee (unless credit insurance is provided by US Borrowers as set forth in Section 1.36(e)(ii)), Billing Authorization Letters re: Accounts, No-Offset Agreements re: Accounts, Inventory Purchase Agreements, acknowledgements by lessors, mortgagees and warehousemen of US Collateral Agent’s Liens in the Collateral, waivers by such persons of any Liens or other claims by such persons to the Collateral and agreements permitting US Collateral Agent access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

(f) US Collateral Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to US Collateral Agent, and certificates of insurance policies and/or endorsements naming US Collateral Agent as first loss payee and an additional insured;

(g) Lender and US Collateral Agent shall have received, in form and substance satisfactory to Lender and US Collateral Agent, each acting reasonably, such opinion letters of counsel to US Borrowers and the Obligors with respect to the Financing Agreements and such other matters as Lender or US Collateral Agent may request, each acting reasonably;

(h) the other Financing Agreements, the Canadian Financing Agreements, the Amended Subordinated Credit Facility Agreement, the Subordinated Security and all instruments and documents hereunder and thereunder and in connection with the Bought Deal of Special Warrants and Exchange Offer shall have been duly executed and originals or copies, as applicable, delivered to Lender and be in form and substance satisfactory to Lender;

(i) the transactions contemplated by the Amended Subordinated Credit Facility Agreement, the Bought Deal of Special Warrants and the Exchange Offer shall have been effected to the satisfaction of Lender which, for greater certainty but without limitation, shall include:

(i)	in respect of the Bought Deal of Special Warrants, the Canadian Borrower shall have received net proceeds from the Bought Deal of Special Warrants in the amount of not less than C$37,000,000 and applied the entirety of same to reduce the existing indebtedness, liabilities and obligations (the “Existing Debt”) owing to the lenders (the “Existing Lenders”) and their agents under the Original Subordinated Credit Facility Agreement;

(ii)	in respect of the Exchange Offer, US$10,000,000 of the Existing Debt shall have been retired by the Existing Lenders in exchange for units comprised of one share of common stock of SMTC Corporation and a fraction of a share purchase warrant of such common stock;

(iii)	in respect of the Amended Subordinated Credit Facility Agreement, US$27,500,000 of the Subordinated Loans available thereunder shall have been used to refinance or retire an equivalent amount of the Existing Debt;

(j) Lender shall have received evidence, in form and substance satisfactory to Lender, that all security and guarantees granted or issued by Canadian Borrower, SMTC Nova Scotia Company Limited, 940862 Ontario Inc., SMTC de Chihuahua, S.A. de C.V., Radio Componentes de Mexico, S.A. de C.V. and SMTC Mexico, S.A. de C.V. in favour of the Existing Lenders or in connection with the Original Subordinated Credit Facility Agreement and all Liens with respect thereto (other than such security, guarantees and Liens that Lender shall consent to in writing prior to the date hereof) have been released or discharged or an undertaking, in form and substance satisfactory to Lender, shall have been executed and delivered by the Existing Lenders in favour of Lender agreeing to, among other things, release and discharge such security, guarantees and Liens within a reasonable time following the date hereof;

(k) the Total Excess Availability, as determined by Lender, as of the Initial Advance Date, shall not be less than US$5,000,000 after giving effect to (i) the initial Loans, the Letter of Credit Accommodations, if any, and Canadian Advances made or to be made in connection with the initial transactions hereunder and under the Canadian Financing Agreements and (ii) payment of all fees and expenses in connection with the transactions under the Financing Agreements and Canadian Financing Agreements;

(l) the Intercreditor Agreement shall have been duly executed and delivered to Lender and be in form and substance satisfactory to Lender;

(m) each of the conditions precedent in the Canadian Loan Agreement shall have been satisfied;

(n) US Collateral Agent shall have received, in form and substance satisfactory to US Collateral Agent, Deposit Account Control Agreements regarding Blocked Accounts by and among US Collateral Agent, applicable US Borrower and each bank where such US Borrower has a deposit account, in each case, duly authorized, executed and delivered by such bank and such US Borrower;

(o) US Collateral Agent shall have received and reviewed lien, judgment and other applicable search results for the jurisdiction of incorporation of each US Borrower, the jurisdiction of the chief executive office of each US Borrower and all jurisdictions in which assets of US Borrowers and Obligors are located, which search results shall be in form and substance satisfactory to US Collateral Agent; and

(p) US Collateral Agent shall have received originals of the share certificates representing all of the issued and outstanding shares of each US Borrower and Obligor, as applicable, in each case together with stock powers duly executed in blank with respect thereto.

4.2	Conditions Precedent to All Loans and Letter of Credit Accommodations

Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to US Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements and Canadian Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto;

(b) no Event of Default (as defined hereunder and as defined under the Canadian Loan Agreement) and no event or condition which, with notice or passage of time or both, would constitute an Event of Default (as defined hereunder and as defined under the Canadian Loan Agreement), shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

(c) no law, regulation, order, judgment or decree of any governmental authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental authority, which purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or Canadian Financing Agreements.

SECTION 5. INTENTIONALLY DELETED

SECTION 6. COLLECTION AND ADMINISTRATION

6.1	US Borrowers’ Loan Account

Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of each US Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender’s customary practices as in effect from time to time.

6.2	Statements

Lender shall render to each US Borrower each month a statement setting forth the balance in such US Borrower’s loan account(s) maintained by Lender for such US Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by each US Borrower and conclusively binding upon each US Borrower as an account stated except to the extent that Lender receives a written notice from a US Borrower of any specific exceptions of such US Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to US Borrowers a written statement as provided above, the balance in each US Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by US Borrowers.

6.3	Collection of Accounts

(a) Each US Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Lender may specify, and Lender may establish and maintain bank accounts of Lender (“Payment Accounts”) in each case with such banks as are acceptable to Lender into which US Borrowers shall, in accordance with Lender’s instructions, promptly deposit and direct their account debtors that remit payments by electronic funds transfers to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, cheque or other manner. The banks at which the Blocked Accounts are established shall enter into deposit account control agreements (each, a “Deposit Account Control Agreement”), in form and substance satisfactory to Lender, acting reasonably, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no Lien upon, or right to set-off against the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to the Payment Accounts or such other bank account of Lender as Lender may from time to time designate for such purpose. Each US Borrower agrees that all payments made to such Blocked Accounts or Payment Accounts or other funds received and collected by Lender and/or US Collateral Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

(b) For purposes of calculating the amount of the Loans available to US Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit applicable US Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Lender in the Payment Accounts provided such payments or other funds and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit applicable US Borrower’s loan account on such day, and if not, then on the next Business Day. If Lender receives funds in a Payment Account at any time at which no Obligations are outstanding or in excess of such outstanding Obligations, Lender shall transfer such funds to applicable US Borrower at such account as such US Borrower may direct, provided that such US Borrower shall, at Lender’s request, deposit such funds to an account maintained at the bank at which the

Payment Accounts are maintained and, prior to such transfer, shall execute and deliver to US Collateral Agent a cash collateral agreement in form and substance satisfactory to US Collateral Agent providing to US Collateral Agent a first priority Lien over such account.

(c) US Borrowers and all of their affiliates, Subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts or the Payment Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with a US Borrower’s own funds. Each US Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account or Payment Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts or the Payment Accounts arising out of Lender’s payments to or indemnification of such bank or person. The obligation of each US Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4	Payments

All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from US Borrowers or for the account of US Borrowers (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. Payments and collections received in any currency other than US Dollars will be accepted and/or applied at the sole discretion of Lender. At Lender’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements and Canadian Financing Agreements may be charged directly to the loan account(s) of US Borrowers. Each US Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any set-off, counterclaim, defence, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each US Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

6.5	Authorization to Make Loans and Letter of Credit Accommodations

Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon written instructions received from anyone purporting to be an officer of a US Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago, Illinois time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, a US Borrower when deposited to the credit of such US Borrower or otherwise disbursed or established in accordance with the instructions of such US Borrower or in accordance with the terms and conditions of this Agreement.

6.6	Use of Proceeds

US Borrowers shall use the initial proceeds of the Loans provided by Lender to US Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by US Borrowers to Lender and approved by Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements and Canadian Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to US Borrowers pursuant to the provisions hereof shall be used by US Borrowers only for general operating, working capital and other proper corporate purposes of US Borrowers not otherwise prohibited by the terms hereof and approved by Lender. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1	Collateral Reporting

Each US Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts, sales made, credits issued and cash received; (b) on a monthly basis within twenty (20) days after each month end or more frequently as Lender may request, (i) perpetual inventory reports reconciled to the financial statements for such month, (ii) inventory reports by category, (iii) agings of accounts payable reconciled to the financial statements for such month, (iv) a reporting of all Chubb Insurance Company of Canada insured accounts receivable with a statement of any changes or deletions with respect thereto and (v) an officer’s certificate from a senior officer of each US Borrower confirming that all amounts due and payable by such US Borrower and any Obligors in respect of (A) all indebtedness for borrowed money, and (B) all rents payable in respect of Leased Real Property, have been paid on the dates such amounts were due and payable; (c) on a weekly basis (or more frequently as Lender may request), within one (1) Business Day following the end of each calendar week, an accounts receivable aged trial balance; (d) upon Lender’s request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by a US Borrower; (e) agings of accounts receivable on a monthly basis within twenty (20) days after month end or more frequently as Lender may request; and (f) such other reports as to the Collateral as US Collateral Agent or Lender shall request from time to time. If any of a US Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such US Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to US Collateral Agent and Lender and to follow Lender’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2	Accounts Covenants

(a) Each US Borrower shall notify Lender promptly of: (i) any material delay in a US Borrower’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defences or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof; (ii) all material adverse information relating to the financial condition of any account debtor; and (iii) any event or circumstance which, to such US Borrower’s knowledge, would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender’s consent, except in the ordinary course of such US Borrower’s business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, each US Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) Without limiting the obligation of each US Borrower to deliver any other information to Lender or US Collateral Agent, each US Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of US$50,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, applicable US Borrower shall, upon Lender’s request: (i) hold the returned Inventory in trust for Lender; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to Lender’s instructions; and (iv) not issue any credits, discounts or allowances with respect thereto without Lender’s prior written consent.

(c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete; (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement; (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of a US Borrower’s business in accordance with practices and policies previously disclosed in writing to Lender; (iv) there shall be no set-offs, deductions, contras, defences, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement; and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(d) Lender and/or US Collateral Agent shall have the right at any time or times, in Lender’s and/or US Collateral Agent’s name or in the name of a nominee of Lender and/or US Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e) Each US Borrower shall deliver or cause to be delivered to US Collateral Agent, with appropriate endorsement and assignment, with full recourse to such US Borrower, all chattel paper and instruments which such US Borrower now owns or may at any time acquire immediately upon such US Borrower’s receipt thereof, except as US Collateral Agent may otherwise agree.

(f) Lender and/or US Collateral Agent may, at any time or times that an Event of Default exists or has occurred and is continuing: (i) notify any or all account debtors that the Accounts have been assigned to US Collateral Agent and that US Collateral Agent has a Lien therein and US Collateral Agent may direct any or all accounts debtors to make payment of Accounts directly to US Collateral Agent; (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations; (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and US Collateral Agent and/or Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto; and (iv) take whatever other action US Collateral Agent and/or Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at US Collateral Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to US Collateral Agent and are payable directly and only to US Collateral Agent and each US Borrower shall deliver to US Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as US Collateral Agent may require.

7.3	Inventory Covenants

With respect to the Inventory: (a) each US Borrower shall at all times maintain inventory records satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such US Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) each US Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be satisfactory to Lender concerning such physical count; (c) each US Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of such US Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender’s request, each US Borrower shall, at its expense, but no more than once in any three (3) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) each US Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) each US Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) each US Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such US Borrower to repurchase such Inventory; (h) each US Borrower shall keep the Inventory in good and marketable condition; (i) each US Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval and (j) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof.

7.4	Equipment Covenants

With respect to the Equipment: (a) each US Borrower shall, at its expense, at least once each year or at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports and/or appraisals as to the Equipment in form, scope, methodology and timetable for delivery acceptable to Lender and by an appraiser acceptable to Lender (an “Equipment Appraisal”); (b) each US Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each US Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in applicable US Borrower’s business and not for personal, family, household or farming use; (e) each US Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such US Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of a US Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and each US Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each US Borrower assumes all responsibility and liability arising from the use of the Equipment.

7.5	Power of Attorney

Each US Borrower hereby irrevocably designates and appoints US Collateral Agent (and all persons designated by US Collateral Agent and/or Lender) as such US Borrower’s true and lawful attorney-in-fact, and authorizes US Collateral Agent, in such US Borrower’s or US Collateral Agent’s name, to: (a) at any time an Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing: (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such US Borrower’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as US Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such US Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of such US Borrower’s mail to an address designated by US Collateral Agent, and open and dispose of all mail addressed to such US Borrower, and (ix) do all acts and things which are necessary, in US Collateral Agent’s determination, to fulfill such US Borrower’s obligations under this Agreement and the other Financing Agreements and Canadian Financing Agreements; and (b) at any time to: (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which such US Borrower’s mail is deposited, (iii) endorse such US Borrower’s name upon any items of payment or proceeds thereof and deposit the same in US Collateral Agent’s and/or Lender’s account for application to the Obligations, (iv) endorse such US Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) sign such US Borrower’s name on any verification of Accounts and notices thereof to account debtors, (vi) execute in such US Borrower’s name and file any PPSA, UCC or other financing statements or amendments thereto relating to the Collateral, and (vii) as required by the Lender in its reasonable credit judgement, clear Inventory, the purchase of which was financed with Letter of Credit Accommodations, through U.S. Customs or foreign export control authorities in such US Borrower’s name, US Collateral Agent’s name or the name of US Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in such US Borrower’s name for such purpose, and to complete in such US Borrower’s or US Collateral Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof. Each US Borrower hereby releases US Collateral Agent and/or Lender and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of US Collateral Agent’s and/or Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6	Right to Cure

US Collateral Agent may, at its option: (a) cure any default by a US Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against a US Borrower; (b) discharge taxes, Liens or other encumbrances at any time levied on or existing with respect to the Collateral; and (c) pay any amount, incur any expense or perform any act which, in US Collateral Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of US Collateral Agent with respect thereto. US Collateral Agent may add any amounts so expended to the Obligations and charge a US Borrower’s account therefor, such amounts to be repayable by each US Borrower on demand. US Collateral Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of US Borrowers. Any payment made or other action taken by US Collateral Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7	Access to Premises

From time to time as requested by Lender and/or US Collateral Agent or its designee, at the cost and expense of US Borrowers: (a) US Collateral Agent and/or Lender or their designee shall have complete access to all of each US Borrower’s premises during normal business hours and after notice to such US Borrower, or at any time and without notice to a US Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each US Borrower’s books and records, including the Records; (b) each US Borrower shall promptly furnish to US Collateral Agent and/or Lender or its designee such copies of such books and records or extracts therefrom as US Collateral Agent and/or Lender or its designee may request, and (c) US Collateral Agent and/or Lender or its designee shall be permitted to use during normal business hours such of US Borrowers’ personnel, equipment, supplies and premises as may be necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each US Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to US Borrowers:

8.1	Corporate Existence, Power and Authority; Subsidiaries

Each US Borrower is a corporation duly incorporated, validly existing and duly organized under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign corporation in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on its financial condition, results of operation or business or the rights of US Collateral Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and Canadian Financing Agreements and the transactions contemplated hereunder and thereunder are all within each US Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of each US Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which it is a party or by which it or its property is bound and will not result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien upon any of its property or assets. This Agreement and the other Financing Agreements and Canadian Financing Agreements constitute legal, valid and binding obligations of each US Borrower enforceable in accordance with their respective terms. Each US Borrower does not have any Subsidiaries or affiliates except as set forth on its Information Certificate.

8.2	Financial Statements; No Material Adverse Change

All financial statements relating to each US Borrower which have been or may hereafter be delivered by it to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of it as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by each US Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of it, since the date of the most recent audited financial statements furnished by it to Lender prior to the date of this Agreement.

8.3	Name; State of Organization; Chief Executive Office; Collateral Locations

(a) The exact legal name of each US Borrower is as set forth on the signature page of this Agreement and in its Information Certificate. No US Borrower has, during the five (5) years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in its Information Certificate.

(b) Each US Borrower is an organization of the type and organized in the jurisdiction set forth in its Information Certificate. Its Information Certificate accurately sets forth the organizational identification number of such US Borrower or accurately states that such US Borrower has none and accurately sets forth the federal employer identification number of such US Borrower.

(c) The chief executive office of each US Borrower and its Records concerning Accounts are located only at the addresses set forth below opposite its name and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in its Information Certificate, subject to the right of each US Borrower to establish new locations in accordance with Section 9.2 below. Each Information Certificate correctly identifies the chief executive officer of each Obligor and all other places of business and other locations, if any, at which any Obligor maintains any Collateral. The Information Certificates also correctly identify any of such locations which are not owned by a US Borrower or any Obligor and sets forth the owners and/or operators thereof and to the best of each US Borrower’s knowledge, the holders of any mortgages on such locations.

8.4	Priority of Liens; Title to Properties

The Liens granted to US Collateral Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority Liens in and upon the Collateral subject only to the Liens indicated on Schedule 8.4 hereto (except to the extent that Lender and/or US Collateral Agent requires the discharge thereof prior to the advance of the initial Loans and Letter of Credit Accommodations hereunder) and the other Liens permitted under Section 9.8 hereof. Each US Borrower has good and marketable title to all of its properties and assets subject to no Liens of any kind, except those granted to US Collateral Agent and such others as are specifically listed on Schedule 8.4 hereto (except to the extent that Lender and/or US Collateral Agent requires the discharge thereof prior to the advance of the initial Loans and Letter of Credit Accommodations hereunder) or permitted under Section 9.8 hereof.

8.5	Tax Returns

Each US Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each US Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, provincial, municipal, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6	Litigation

Except as set forth on its Information Certificate, there is no present investigation by any governmental agency pending, or to the best of each US Borrower’s knowledge threatened, against or affecting it, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of each US Borrower’s knowledge threatened, against it or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against it would result in any material adverse change in the assets, business or prospects of it or would impair the ability of it to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of US Collateral Agent and/or Lender to enforce any Obligations or realize upon any Collateral.

8.7	Compliance with Other Agreements and Applicable Laws

(a) Each US Borrower is not in default in any material respect, under, or in violation, in any material respect, of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound including the Intercreditor Agreement, the Amended Subordinated Credit Facility Agreement, the Original Subordinated Credit Facility Agreement and the Subordinated Security and it is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority (including those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Bankruptcy Code, as amended, and all Environmental Laws.

(b) Each US Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any governmental authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any US Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8	Bank Accounts

All of the deposit accounts, investment accounts or other accounts in the name of or used by each US Borrower maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto, subject to the right of each US Borrower to establish new accounts in accordance with Section 9.16 below.

8.9	Accuracy and Completeness of Information

All information furnished by or on behalf of each US Borrower in writing to US Collateral Agent or Lender in connection with this Agreement or any of the other Financing Agreements or Canadian Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificates is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of US Borrowers, which has not been fully and accurately disclosed to Lender in writing.

8.10	Status of Pension Plans

To the best knowledge of each US Borrower:

(a) The Pension Plans (if any) are duly registered under all applicable pension benefits legislation.

(b) All obligations of it (including fiduciary, funding, investment and administration obligations) required to be performed in connection with any Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

(c) All contributions or premiums required to be made by it to any Pension Plans have been made in a timely fashion in accordance with the terms of such Pension Plans and applicable laws and regulations.

(d) All employee contributions to any Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by it and fully paid into such Pension Plans in a timely fashion.

(e) All reports and disclosures relating to any Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion.

(f) There have been no improper withdrawals, or applications of, the assets of any Pension Plans.

(g) No amount is owing by any Pension Plans under the US Tax Code or any other similar Federal, State or local legislation.

(h) Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles).

(i) Each US Borrower, after diligent enquiry, has neither any knowledge, nor any grounds for believing, that any Pension Plans are the subject of an investigation, any other proceeding, an action or a claim. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

(j) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the U.S. Tax Code and other U.S. Federal, State or local law. Each Pension Plan which is intended to qualify under Section 401(a) of the U.S. Tax Code has received a favorable determination letter from the Internal Revenue Service and to the best of each US Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification. Each US Borrower and its ERISA Affiliates have made all required contributions to any Pension Plan subject to Section 412 of the U.S. Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the U.S. Tax Code has been made with respect to any Pension Plan.

(k) (i) No ERISA Event occurred or is reasonably expected to occur; (ii) the current value of each Pension Plan’s assets (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the U.S. Tax Code) are not less than such Pension Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) each US Borrower, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each US Borrower, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each US Borrower, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) or ERISA.

8.11	Environmental Compliance

(a) Each US Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law in any material respect or any license, permit, certificate, approval or similar authorization thereunder and the operations of each US Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b) There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of each US Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by it or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects each US Borrower or their business, operations or assets or any properties at which it has transported, stored or disposed of any Hazardous Materials.

(c) Each US Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Each US Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operation of its business under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

8.12	U.S. Legislation

(a) Other than as provided under the applicable incorporating or formation statute of each US Borrower, it is not subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any U.S. or Canadian federal, state or provincial statue or regulation limiting its ability to incur indebtedness for money borrowed.

(b) No US Borrower is by itself, nor is it by virtue of its being under “common control” with any other Person within the meaning of Section 414(b) or (c) of the U.S. Tax Code, an “employer” within the meaning of Section 3(5) of ERISA, in respect of any employee person benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under the U.S. Tax Code.

(c) No part of the proceeds of the Loans will be used for any purpose that violates the provisions of any Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States of America or any other regulation of such Board of Governors, no US Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; and no US Borrower owns any such “margin stock”.

8.13	Intellectual Property

Each US Borrower owns or licenses or otherwise has the right to use all intellectual property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, each US Borrower does not have any intellectual property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the US or Canada, any State or Province thereof, any political subdivision thereof or in any other country, other than those described in its Information Certificate and has not granted any licenses with respect thereto other than as set forth in its Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. No product, process, method, substance or other intellectual property or goods bearing or using any intellectual property presently contemplated to be sold by or employed by a US Borrower infringes any patent, trademark, service mark, trade name, copyright, license or other intellectual property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting a US Borrower contesting its right to sell or use any such intellectual property. Its Information Certificate sets forth all of the agreements or other arrangements of applicable US Borrower pursuant to which it has a license or other right to use any trademarks, logos, designs, representations or other intellectual property owned by another person as in effect on the date hereof and the dates of the expiration of such agreement or other arrangements of applicable US Borrower as in effect on the date hereof (collectively, together with such agreement or other arrangement as may be entered into by a US Borrower after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, service mark, copyright or other intellectual property at any time used by a US Borrower which is owned by another person, or owned by a US Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than US Collateral Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the terms of the License Agreement(s) listed in the Information Certificates (if any); and (b) to the extent the sale of Inventory to which such intellectual property is affixed is permitted to be sold by a US Borrower under applicable law (including the United States Copyright Act of 1976).

8.14	Subsidiaries; Affiliates; Capitalization; Solvency

(a) No US Borrower has any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in its Information Certificate.

(b) Each US Borrower is the record and beneficial owner of all of the issued and outstanding shares in the capital of each of the Subsidiaries listed in its Information Certificate as being owned by it and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any

Subsidiary is or may become bound to issue additional shares or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares in the capital of each US Borrower is directly and beneficially owned and held by the persons indicated in its Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to US Collateral Agent prior to the date hereof.

(d) Each US Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the Liens of the US Collateral Agent and the other transactions contemplated hereunder.

8.15	Survival of Warranties; Cumulative

All representations and warranties contained in this Agreement or any of the other Financing Agreements and Canadian Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender and/or US Collateral Agent. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which US Borrowers shall now or hereafter give, or cause to be given, to Lender and/or US Collateral Agent.

8.16	Inactive Subsidiaries

No Inactive Subsidiary (a) has any assets with an aggregate net book value in excess of US$40,000, (b) has any liabilities or (c) engages in any business activities.

8.17	Labour Disputes

(a) Set forth on Schedule 8.17 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each US Borrower and any union, labor organization or other bargaining agent in respect of the employees of any US Borrower on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against any US Borrower or, to the best of any US Borrower’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any US Borrower or, to best of any US Borrower’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any US Borrower or, to the best of any US Borrower’s knowledge, threatened against any US Borrower.

8.18	Interrelated Business

US Borrowers, Obligors and their respective Subsidiaries make up a related organization of various entities constituting a single economic and business enterprise so that US Borrowers, Obligors and their respective Subsidiaries share an identity of interests such that any benefit received by any one of them benefits the others. US Borrowers, Obligors and their respective Subsidiaries render services to or for the benefit of the other US Borrowers and/or Obligors and their respective Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other US Borrowers, Obligors and their respective Subsidiaries (including, inter alia, the payment by US Borrowers and Obligors of creditors of the other US Borrowers or Obligors and guarantees by US Borrowers and Obligors of indebtedness of the other US Borrowers and Obligors and provide administrative, marketing, payroll and management services to or for the benefit of the other US Borrowers and Obligors). US Borrowers, Obligors and their respective Subsidiaries have centralized accounting and legal services, common officers and directors and are identified to creditors as single economic and business enterprise.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1	Maintenance of Existence

(a) Each US Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each US Borrower shall give Lender and/or US Collateral Agent thirty (30) days prior written notice of any proposed change in its or any Obligor’s corporate name, which notice shall set forth the new name and it shall deliver to Lender and/or US Collateral Agent a certified copy of its or such Obligor’s Articles of Amendment providing for the name change immediately following its filing.

(b) No US Borrower shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless US Collateral Agent shall have received not less than thirty (30) days’ prior written notice from such US Borrower of such proposed change, which notice shall set forth such information with respect thereto as US Collateral Agent may require and US Collateral Agent shall have received such agreements as US Collateral Agent may reasonably require in connection therewith. No US Borrower shall change its type of organization, jurisdiction of organization or other legal structure.

9.2	New Collateral Locations

Each US Borrower may open any new location within the US provided it (a) gives US Collateral Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to US Collateral Agent such agreements, documents, and instruments as US Collateral Agent may deem necessary or desirable to protect its interests in the Collateral at such location, including PPSA or UCC and other financing statements and such other evidence as US Collateral Agent may require for the perfection of US Collateral Agent’s first priority Liens where required by US Collateral Agent.

9.3	Compliance with Laws, Regulations, Etc.

(a) Each US Borrower shall at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe in all material respects all requirements of any Federal, Provincial, State or local governmental authority, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws except for any matter that it is contesting in good faith by appropriate proceedings diligently pursued and which is not reasonably expected to have a material adverse effect on it or its property, operations, business, prospects or conditions (financial or otherwise).

(b) Each US Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by its employees or agents who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by it to Lender. Each US Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

(c) Each US Borrower shall give both oral and written notice to Lender immediately upon its receipt of any notice of, or its otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material where notice of such occurrence would be required to be given by a US Borrower to an applicable governmental authority or any other person under Environmental Laws or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by it or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects it or its business, operations or assets or any properties at which it transported, stored or disposed of any Hazardous Materials.

(d) Without limiting the generality of the foregoing, whenever Lender determines that there is material non-compliance, or any condition which requires any action by or on behalf of a US Borrower in order to avoid any material non-compliance, with any Environmental Law, such US Borrower shall, at Lender’s request and at such US Borrower’s expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where its non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or its response thereto or the estimated costs thereof, shall change in any material respect.

(e) Each US Borrower shall indemnify and hold harmless Lender, US Collateral Agent and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including legal fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any of its property and the preparation and implementation of any closure, remedial or other required plans.

All covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4	Payment of Taxes and Claims

Each US Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books. Each US Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and it agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by it such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to (a) require it to pay or indemnify Lender for any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender or (b) at any time prior to the occurrence of an Event of Default, create any withholding tax obligations of a US Borrower in respect of payments to be made to or for an assignee or participant of any Lender that is organized under the laws of a jurisdiction outside the US and which withholding tax obligations arise solely from the fact that such assignee or participant is organized under the laws of a jurisdiction outside the US. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5	Insurance

Each US Borrower shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to US Collateral Agent as to form, amount and insurer. Each US Borrower shall furnish certificates, policies or endorsements to US Collateral Agent as US Collateral Agent shall require as proof of such insurance, and, if it fails to do so, US Collateral Agent is authorized, but not required, to obtain such insurance at the expense of US Borrowers. All policies shall provide for at least thirty (30) days prior written notice to US Collateral Agent of any cancellation or reduction of coverage and that US Collateral Agent may act as attorney for each US Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Each US Borrower shall cause US Collateral Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and it shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to US Collateral Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to US Collateral Agent as its interests may appear and further specify that US Collateral Agent shall be paid regardless of any act or omission by any US Borrower or any of its affiliates. At its option, US Collateral Agent may apply any insurance proceeds received by US Collateral Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender and/or US Collateral Agent may determine or hold such proceeds as cash collateral for the Obligations.

9.6	Financial Statements and Other Information

(a) Each US Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such US Borrower and its Subsidiaries in accordance with GAAP and each US Borrower shall furnish or cause to be furnished to Lender: (i) within twenty (20) days after the end of each fiscal month or within thirty (30) days after the end of a fiscal month that is the month end of a fiscal quarter of SMTC Corporation, monthly unaudited financial statements of Canadian Borrower and US Borrowers and unaudited consolidating financial statements of SMTC Corporation (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of US Borrowers, Canadian Borrower and SMTC Corporation and their respective Subsidiaries as of the end of and through such fiscal month; (ii) within ninety (90) days after the end of each fiscal year of SMTC Corporation, audited consolidated financial statements of SMTC Corporation (which includes US Borrowers, Canadian Borrower and their respective Subsidiaries (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity)), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of the applicable Person and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by SMTC Corporation and acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of the applicable Person and its Subsidiaries as of the end of and for the fiscal year then ended; and (iii) not less than sixty (60) days prior to the end of each fiscal year of SMTC Corporation, annual financial projections for the next fiscal year of SMTC Corporation and its Subsidiaries, which shall be approved by Lender and shall include a projected consolidated balance sheet, income statement and statement of cash flow, prepared on a monthly basis for such fiscal year, proposed budgets for operating and capital expenditures, acquisitions and related financing costs for SMTC Corporation and its Subsidiaries, details of all management salaries and bonuses, and such other information as may be requested by Lender.

(b) Each US Borrower shall promptly notify Lender and/or US Collateral Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in its business, properties, assets, goodwill or condition, financial or otherwise, (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default and (iii) any ERISA Event.

(c) Each US Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which it sends to its shareholders generally and copies of all reports and registration statements which it files with any provincial securities commission or securities exchange.

(d) Each US Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of US Borrowers, as Lender may, from time to time, request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of US Borrowers to (i) any court or other government agency as required or requested by such court or other government agency or if Lender reasonably believes it is compelled to do so by any court decree, subpoena or legal or administrative order or process or (ii) any participant or assignee or prospective participant or assignee provided such prospective participant or assignee agrees to maintain such information confidential and not disclose it to any other Person pursuant to the terms of a confidentiality agreement satisfactory to Lender and entered into between Lender and such prospective participant or assignee or until such prospective participant or assignee becomes a participant or assignee pursuant to the terms of Section 12.4 hereof. Each US Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at US Borrowers’ expense, copies of the financial statements of US Borrowers and any reports or management letters prepared by such accountants or auditors on behalf of US Borrowers and to disclose to Lender such information as they may have regarding the business of US Borrowers. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by US Borrowers to Lender in writing.

(e) Each US Borrower shall within five (5) Business Days after the end of each month provide a certificate of its chief financial officer, in form and content satisfactory to Lender, certifying that it has paid in full: (i) all rent and other amounts due and payable with respect to any Leased Real Property during such month; and (ii) all payments and other amounts due and payable with respect to any Pension Plan or any material contract during such month.

9.7	Sale of Assets, Consolidation, Amalgamation, Dissolution, Merger, Etc.

Each US Borrower shall not, directly or indirectly, (a) amalgamate with any other Person or permit any other Person to amalgamate with it or merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, issue, assign, lease, transfer, abandon or otherwise dispose of any shares or indebtedness to any other Person or any of its assets to any other Person (except for (i) transfers to an Obligor that has executed and delivered a general security agreement or other similar security in favor of

Canadian Lender and/or US Collateral Agent granting either or both of them a first-ranking, registered and enforceable Lien (as determined by either Canadian Lender or US Collateral Agent, as applicable) in respect of all the undertaking, property and assets, present and future, real and personal, of such Obligor, (ii) sales of Inventory in the ordinary course of business and (iii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in its business so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of U$50,000 for all such Equipment disposed of in its fiscal year), or (c) form or acquire any Subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

9.8	Encumbrances

Each US Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) Liens of US Collateral Agent; (b) Liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of its business to the extent: (i) such Liens secure indebtedness which is not overdue or (ii) such Liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to it, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of its business as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed US$50,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any of its property other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (f) Liens in favor of the Subordinated Lenders granted pursuant to the Subordinated Security provided same are fully subordinated to the Liens of US Collateral Agent and Canadian Lender in accordance with the Intercreditor Agreement and (g) the Liens set forth on Schedule 8.4 hereto (except to the extent that Lender and/or US Collateral Agent requires the discharge thereof prior to the advance of the initial Loans and Letter of Credit Accommodations hereunder).

9.9	Indebtedness

Each US Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which it is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to it, and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by Liens (including capital leases) in violation of any other provision of this Agreement; and (d) the indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) it may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof and, in the case of the Amended Subordinated Credit Facility Agreement, HTM may make regularly scheduled payments (but not voluntary payments or prepayments without the prior written approval of Lender at its sole discretion) in respect of the Subordinated Loans as contemplated in Schedule 9.9 hereof if such payments are in compliance with the requirements set forth in Section 9.21 hereof, (ii) each US Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof including the Amended Subordinated Credit Facility Agreement or the Subordinated Security, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) each US Borrower shall furnish to Lender and US Collateral Agent all notices or demands in connection with all such indebtedness either received by it or on its behalf, promptly after the receipt thereof, or sent by it or on its behalf, concurrently with the sending thereof, as the case may be.

9.10	Loans, Investments, Guarantees, Etc.

Each US Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the US Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of a US Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, each US Borrower shall take such actions as are deemed necessary by US Collateral Agent to perfect the security interest of US Collateral Agent in such investments; (c) the loans, advances and guarantees set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) each US Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) each US Borrower shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by it or on its behalf, promptly after the receipt thereof, or sent by it or on its behalf, concurrently with the sending thereof, as the case may be; and (d) loans to SMTC Corporation and/or HTM not to exceed the amount, and to the extent such amount has not already been paid as dividends to SMTC Corporation and/or HTM as provided, and for the purposes set forth, in Section 9.11, required in any fiscal year of SMTC Corporation to allow (i) HTM to make payments under the Amended Subordinated Credit

Facility Agreement to the extent permitted pursuant to this Agreement and the Intercreditor Agreement, (ii) SMTC Corporation to pay its consolidated income taxes payable and (iii) SMTC Corporation and HTM to pay their respective administrative costs (being the legal and audit fees and insurance costs payable by SMTC Corporation on behalf of its Subsidiaries) consistent with past practice (as disclosed in writing to Lender prior to the date hereof) up to US$2,500,000 in the aggregate per fiscal year of SMTC Corporation.

9.11	Dividends and Redemptions

Each US Borrower shall not, directly or indirectly, declare or pay any dividends on account of any of its shares now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided, however, that US Borrowers may pay dividends to SMTC Corporation and/or HTM not to exceed the amount, and to the extent such amount has not already been provided by way of loans to SMTC Corporation and/or HTM as provided, and for the purposes set forth, in Section 9.10, required in any fiscal year of SMTC Corporation to allow (i) HTM to make payments under the Amended Subordinated Credit Facility Agreement to the extent permitted pursuant to this Agreement and the Intercreditor Agreement, (ii) SMTC Corporation to pay its consolidated income taxes payable and (iii) SMTC Corporation and HTM to pay their respective administrative costs (being the legal and audit fees and insurance costs payable by SMTC Corporation on behalf of its Subsidiaries) consistent with past practice (as disclosed in writing to Lender prior to the date hereof) up to US$2,500,000 in the aggregate per fiscal year of SMTC Corporation.

9.12	Transactions with Affiliates

Each US Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with it, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with it except reasonable compensation to officers, employees and directors for services rendered to it the ordinary course of business.

9.13	Intentionally Deleted

9.14	Intentionally Deleted

9.15	Intellectual Property

In the event a US Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, it shall immediately notify Lender and US Collateral Agent thereof and shall provide to Lender and US Collateral Agent copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights. At Lender’s and US Collateral Agent’s request, each US Borrower shall promptly execute and deliver to Lender and US Collateral Agent an intellectual property security agreement granting to US Collateral Agent a perfected Lien in such intellectual property rights in form and substance satisfactory to Lender and US Collateral Agent.

9.16	Additional Bank Accounts

Each US Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by it to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

9.17	Intentionally Deleted

9.18	Operation of Pension Plans

(a) Each US Borrower shall deliver to Lender an undertaking of the funding agent for each of the Pension Plans stating that the funding agent will notify Lender within 7 days of a US Borrower’s failure to make any required contribution to the applicable Pension Plan.

(b) Each US Borrower shall not accept payment of any amount from any of the Pension Plans without the prior written consent of Lender.

(c) Without the prior written consent of Lender, each US Borrower shall not terminate, or cause to be terminated, any of the Pension Plans, if such plan would have a solvency deficiency on termination.

(d) Each US Borrower shall promptly provide Lender with any documentation relating to any of the Pension Plans as Lender may request. Each US Borrower shall notify Lender within 30 days of (i) a material increase in the liabilities of any of the Pension Plans, (ii) the establishment of a new registered pension plan, (iii) commencing payment of contributions to a Pension Plan to which it had not previously been contributing.

(e) Each US Borrower shall, and shall cause each of its ERISA Affiliates, to: (i) maintain each Pension Plan in compliance in all material respects with the applicable pension plan texts, funding agreements and the applicable provisions of ERISA, the U.S. Tax Code and other US federal and state law; (ii) cause each Pension Plan which is qualified under Section 401(a) of the U.S. Tax Code to maintain such qualifications; (iii) not terminate any Pension Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any Pension Plans or any trust created thereunder which would subject a US Borrower, or an ERISA Affiliate, to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the U.S. Tax Code or ERISA; (v) make all required contributions to the Pension Plans which it is obligated to pay under Section 302 of ERISA, Section 412 of the U.S. Tax Code or the terms of the Pension Plans; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any Pension Plan; or (vii) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Pension Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.19	Costs and Expenses

Each US Borrower shall pay to Lender and/or US Collateral Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s and US Collateral Agent’s rights in the Collateral, this Agreement and the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including PPSA or UCC financing statements and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, if any, and the Payment Accounts, together with Lender’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of US Collateral Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender and/or US Collateral Agent arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender and/or US Collateral Agent during the course of periodic field examinations of the Collateral and US Borrowers’ operations, plus a per diem charge at the rate of US$800 per person per day for Lender’s or US Collateral Agent’s examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender and US Collateral Agent in connection with any of the foregoing.

9.20	Further Assurances

At the request of Lender or the US Collateral Agent at any time and from time to time, each US Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements and Canadian Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of a US Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, each US Borrower hereby authorizes US Collateral Agent to execute and file one or more PPSA, UCC or other financing statements or notices signed only by US Collateral Agent or Lender or their respective representatives.

9.21	Minimum Total Excess Availability

Notwithstanding Section 4.1(k), each US Borrower shall not make, nor shall it permit any Obligor (including, for greater certainty, but without limitation, Canadian Borrower and HTM) to make, payments of any kind under the Amended Subordinated Credit Facility Agreement or in respect of the Subordinated Loans if: (i) the Total Excess Availability as determined by Lender would be less than US$5,000,000 after giving effect to any such payments (provided however and notwithstanding the foregoing but subject to subparagraphs (ii), (iii) and (iv) below, HTM shall be entitled to make the interest payments specified in Part II of Schedule 9.9 hereof on the dates and in the amounts therein specified), (ii) an Event of Default has occurred and is continuing or would occur as a result of making any such payments, (iii) there does not exist sufficient amounts available to US Borrowers and/or Canadian Borrower under the lending formulas pursuant to the Loan Agreements to make any such payments, or (iv) such payments will not be made in accordance with the terms of the Amended Subordinated Credit Facility Agreement and the Intercreditor Agreement.

9.22	EBITDA

Each US Borrower shall ensure that, on each test period date set forth below, EBITDA for SMTC Corporation and its Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, shall not be less than the minimum amounts for the time periods set forth below:

Test Period Date	Time Period	Minimum EBITDA
End of second fiscal quarter of 2004	First and second fiscal quarters 2004	US$5,000,000

End of third fiscal quarter 2004	First, second and third fiscal quarters 2004	US$7,500,000

End of fourth fiscal quarter 2004	Fiscal year 2004	US$11,000,000

End of all fiscal quarters thereafter	Consolidated rolling four fiscal quarter basis	US$11,000,000

9.23	Inactive Subsidiaries

(a) Each US Borrower shall not, without the prior written consent of Lender (such consent to be provided in the sole discretion of Lender) permit, or allow any of its Subsidiaries or affiliates to permit, any Inactive Subsidiary to (a) acquire any assets, (b) incur any liabilities or (c) engage in any business activities.

(b) Each US Borrower shall, or cause its Subsidiaries and affiliates to, wind-up all Inactive Subsidiaries within 180 days of the date hereof and provide US Collateral Agent with evidence, in form and substance satisfactory to US Collateral Agent, of each such winding-up.]

9.24	End of Fiscal Years; Fiscal Quarters

(a) For financial reporting purposes, each US Borrower shall cause its, and each of its Subsidiaries’ and affiliates’, fiscal year to end on December 31 of each year (being the fiscal year end of SMTC Corporation).

(b) For financial reporting purposes, each US Borrower shall cause its, and each of its Subsidiaries’ or affiliates’, 13 week fiscal periods to end on the same dates of each fiscal period end of SMTC Corporation.

9.25	Change in Business

Each US Borrower shall not engage in any business other than the business of such US Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such US Borrower is engaged on the date hereof.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1	Events of Default

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) a US Borrower fails to pay when due any of the Obligations or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements and, except in relation to the payment of monetary Obligations, such failure continues for a period of three (3) Business Days after written notice thereof has been provided by Lender and/or US Collateral Agent to applicable US Borrower;

(b) any representation, warranty or statement of fact made by a US Borrower to Lender and/or US Collateral Agent in this Agreement, the other Financing Agreements and Canadian Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender and/or US Collateral Agent and, except in relation to the payment of monetary obligations pursuant to any guarantee, endorsement or other agreement and the revocation or termination thereof by any such Obligor, such failure continues for a period of three (3) Business Days after written notice thereof has been provided by Lender and/or US Collateral Agent to such Obligor;

(d) any judgment for the payment of money is rendered against a US Borrower or any Obligor in excess of US$100,000 in any one case or in excess of US$250,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against a US Borrower or any Obligor or any of their assets;

(e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or a US Borrower or any Obligor, which is a partnership, limited liability company, limited partnership, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) a US Borrower or any Obligor is not Solvent, makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

(g) a petition, case or proceeding under the Bankruptcy Code or any bankruptcy laws of the US or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against a US Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or a US Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a petition, case or proceeding under the Bankruptcy Code or any bankruptcy laws of the US or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by a US Borrower or any Obligor for all or any part of its property including if a US Borrower or any Obligor shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

(iii)	make a general assignment for the benefit of creditors;

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

(v)	take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(i) any default by a US Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of US$100,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default (other than a default of a non-material nature as determined by Lender, acting reasonably) by a US Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

(j) any change in Control of a US Borrower;

(k) the indictment or threatened indictment of a US Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against a US Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of a US Borrower or such Obligor;

(l) the occurrence of a Material Adverse Effect;

(m) there shall be an event of default (howsoever defined) under any of the other Financing Agreements or Canadian Financing Agreements, the Amended Subordinated Credit Facility Agreement or Subordinated Security;

(n) there shall be a breach of or failure (except a breach or failure of a non-material nature as determined by Lender, acting reasonably) to comply with the provisions of any intercreditor agreement or subordination agreement (including the Intercreditor Agreement) with respect to a US Borrower or any Obligor by any party thereto other than Lender;

(o) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of a US Borrower in an aggregate amount in excess of US$50,000; or

(p) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms.

10.2	Remedies

(a) At any time an Event of Default exists or has occurred and is continuing, Lender and US Collateral Agent shall have all rights and remedies provided in this Agreement and the other Financing Agreements, the PPSA, UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by US Borrowers or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender and US Collateral Agent hereunder, under any of the other Financing Agreements, the PPSA, UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s and US Collateral Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by a US Borrower of this Agreement or any of the other Financing Agreements. Lender and US Collateral Agent may, at any time or times, proceed directly against any US Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) together with US Collateral Agent and with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of US Borrowers, (iii) require US Borrowers, at US Borrowers’ expense, to assemble and make available to Lender and US Collateral Agent any part or all of the Collateral at any place and time designated by Lender and US Collateral Agent, (iv) together with US Collateral Agent, collect, foreclose, receive, appropriate, set-off and realize upon any and all Collateral, (v) together with US Collateral Agent, remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) together with US Collateral Agent, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Lender and/or US Collateral Agent or elsewhere) at such prices or terms as Lender and US Collateral Agent may determine, at their discretion, for cash, upon credit or for future delivery, with the Lender and/or US Collateral Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of US Borrowers, which right or equity of redemption is hereby expressly waived and released by each US Borrower, (vii) together with US Collateral Agent, borrow money and use the Collateral directly or indirectly in carrying on US Borrowers’ businesses or as security for loans or advances for any such purposes, (viii) together with US Collateral Agent, grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with US Borrowers, debtors of US Borrowers, sureties and others as Lender and US Collateral Agent may see fit without prejudice to the liability of US Borrowers or Lender’s and US Collateral Agent’s right to hold and realize the security interest created under any Financing Agreement, and/or (ix) terminate this Agreement. If any of the Collateral is sold or leased by Lender or US Collateral Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender and/or US Collateral Agent. If notice of disposition of Collateral is required by law, five (5) days prior notice (or such longer notice as required by applicable law) by Lender and/or US Collateral Agent to US Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each US Borrower waives any other notice. In the event Lender and/or US Collateral Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each US Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon US Collateral Agent’s or Lender’s request, each US Borrower will furnish cash collateral to US Collateral Agent or Lender for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred and five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c) Lender may apply the cash proceeds of Collateral actually received by Lender and/or US Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Each US Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of correction or enforcement including legal costs and expenses.

(d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to US Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to US Borrowers.

(e) Lender and US Collateral Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Lender and/or US Collateral Agent to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of US Borrowers and not of Lender or US Collateral Agent, and Lender and US Collateral Agent shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Lender, all money received by such Receiver shall be received in trust for and paid to Lender. Such Receiver shall have all of the powers and rights of Lender and/or US Collateral Agent described in this Section 10.2. Lender and US Collateral Agent may, either directly or through their respective agents or nominees, exercise any or all powers and rights of a Receiver.

(f) Each US Borrower shall pay all costs, charges and expenses incurred by Lender and US Collateral Agent or any Receiver or any nominee or agent of Lender or US Collateral Agent, whether directly or for services rendered (including reasonable solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other reasonable legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois without giving effect to principles of conflicts of laws, but excluding any rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois, except to the extent that the law of another jurisdiction is specified in a Financing Agreement to be the governing law for that Financing Agreement.

(b) US Borrowers, US Collateral Agent and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender and/or US Collateral Agent shall have the right to bring any action or proceeding against a US Borrower or its property in the courts of any other jurisdiction which Lender or US Collateral Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce their respective rights against a US Borrower or its property).

(c) To the extent permitted by law, each US Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the US mails, or, at Lender’s and/or US Collateral Agent’s option, by service upon a US Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, applicable US Borrower shall appear in answer to such process, failing which such US Borrower shall be deemed in default and judgment may be entered by Lender and/or US Collateral Agent against such US Borrower for the amount of the claim and other relief requested.

(d) US BORROWERS, US COLLATERAL AGENT AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. US BORROWERS, US COLLATERAL AGENT AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT US BORROWERS, US COLLATERAL AGENT OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Lender and/or US Collateral Agent shall not have any liability to US Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by US Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender and/or US Collateral Agent that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

(f) Each US Borrower hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Lender and/or US Collateral Agent from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Subject to applicable law, each US Borrower waives the posting of any bond otherwise required of Lender and/or US Collateral Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of Lender and/or US Collateral Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.

(g) Each US Borrower: (i) certifies that neither US Collateral Agent, Lender nor any representative, agent or attorney acting for or on behalf of US Collateral Agent or Lender has represented, expressly or otherwise, that US Collateral Agent and Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements or Canadian Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements or Canadian Financing Agreements, US Collateral Agent and Lender are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2	Waiver of Notices

Each US Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on a US Borrower which Lender and/or US Collateral Agent may elect to give shall entitle US Borrowers to any other or further notice or demand in the same, similar or other circumstances.

11.3	Amendments and Waivers

Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender and/or US Collateral Agent, and as to amendments, modifications or discharges as also signed by an authorized officer of each US Borrower. Lender and/or US Collateral Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their respective rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender and/or US Collateral Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender and/or US Collateral Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender and/or US Collateral Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4	Waiver of Counterclaim

Each US Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5	Indemnification

Each US Borrower shall jointly and severally indemnify and hold Lender and US Collateral Agent, and their respective directors, agents, employees and counsel (each, an “Indemnified Person”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel; provided, however, that a US Borrower shall not be liable for any indemnification to an Indemnified Person to the extent such losses, claims, damages, liabilities, costs or expenses results from that Indemnified Person’s gross negligence or willful misconduct as determined by a final and non-appealable judgment or court order binding on such Indemnified Person. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, US Borrowers shall pay the maximum portion which it is permitted to pay under applicable law to Lender and/or US Collateral Agent in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

12.1	Term

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the “Renewal Date”), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lender may, at its option, extend the Renewal Date to the date four (4) years from the date hereof by giving US Borrowers notice at least sixty (60) days prior to the 3rd anniversary of this Agreement. Lender or US Borrowers (subject to Lender’s right to extend the Renewal Date as provided above) may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, US Borrowers shall pay to Lender and/or US Collateral Agent, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender and/or US Collateral Agent in such amounts as Lender and/or US Collateral Agent determines is necessary to secure Lender and/or US Collateral Agent from loss, cost, damage or expense, including legal fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in US Dollars to such bank account of Lender and/or US Collateral Agent, as Lender and/or US Collateral Agent may, in their discretion, designate in writing to US Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by US Borrowers to the bank account designated by Lender and/or US Collateral Agent are received in such bank account later than 12:00 noon, Chicago time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge a US Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and US Collateral Agent’s continuing Lien in the Collateral and the rights and remedies of Lender and/or US Collateral Agent hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each US Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and

US Collateral Agent shall not be required to send such termination statements to any US Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, US Borrowers agree to pay to Lender, upon the effective date of such termination, an early termination fee in US Dollars in the amount set forth below if such termination is effective in the period indicated:

Amount		Period
(i) 2% of US Maximum Credit	-	From the date hereof to and including the first anniversary of the date hereof.

(ii) 1% of US Maximum Credit	-	After the first anniversary of the date hereof to and including the second anniversary of the date hereof.

(iii) 0.50% of US Maximum Credit	-	After the second anniversary of the date hereof to and including the third anniversary of the date hereof or if the term of this Agreement is extended for an additional year as provided above, then to and including the end of the then current term.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and US Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to US Borrowers or permit the use of cash collateral under the Bankruptcy Code or any applicable reorganization or insolvency legislation. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

12.2	Notices

All notices, requests and demands hereunder shall be in writing and (a) made to Lender and US Collateral Agent at their respective addresses set forth below and to US Borrowers at their respective chief executive offices set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and

(b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered mail, return receipt requested, five (5) days after mailing.

12.3	Partial Invalidity

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.4	Successors

This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender and/or US Collateral Agent, US Borrowers and their respective successors and assigns, except that US Borrowers may not assign their respective rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender and/or US Collateral Agent may, after notice to US Borrowers, assign their respective rights and delegate their respective obligations under this Agreement and the other Financing Agreements and further, Lender may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except (a) as otherwise provided by the terms of such assignment or participation and (b) at any time prior to the occurrence of an Event of Default, such assignment or participation shall not create any withholding tax obligations of a US Borrower in respect of payments to be made to or for an assignee or participant of any Lender that is organized under the laws of a jurisdiction outside the US and which withholding tax obligations arise solely from the fact that such assignee or participant is organized under the laws of a jurisdiction outside the US.

12.5	Entire Agreement

This Agreement, the other Financing Agreements and Canadian Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto and thereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof and thereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

12.6	Headings

The division of this Agreement into Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

12.7	Judgment Currency

To the extent permitted by applicable law, the obligations of US Borrowers in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, US Borrowers shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of US Borrowers not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

12.8	Interpretative Provisions

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of SMTC Corporation most recently received by Lender prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(c) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement or Canadian Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) This Agreement and other Financing Agreements and Canadian Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(f) This Agreement and the other Financing Agreements and Canadian Financing Agreements are the result of negotiations among and have been reviewed by counsel to all parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements and Canadian Financing Agreements shall not be construed against US Collateral Agent or Lender merely because of US Collateral Agent’s or Lender’s involvement in their preparation.

12.9	Counterparts

This Agreement or any of the other Financing Agreements or Canadian Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements or Canadian Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements or Canadian Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

12.10	Joint and Several Liability

The liability of each US Borrower to Lender in respect of the Loans and Letter of Credit Accommodations shall be joint and several with that of the other US Borrowers and shall be absolute and unconditional. Each US Borrower agrees that Lender need not attempt to collect any of the Obligations from the other US Borrowers or Obligors or to realize upon any Collateral but may require any US Borrower to make immediate payment of all Obligations to Lender when due, whether by maturity, acceleration or otherwise or at any time thereafter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, US Collateral Agent, Lender and each US Borrower have caused these presents to be duly executed as of the day and year first above written.

US COLLATERAL AGENT AND LENDER		US BORROWER

CONGRESS FINANCIAL CORPORATION (CENTRAL)		SMTC MANUFACTURING CORPORATION OF CALIFORNIA

By:	/s/ Carmela Massari	By:	/s/ John Caldwell
Name:	Carmela Massari	Name:	John Caldwell
Title:	VP, Loan Officer	Title:	President

Address:		Address:

150 South Wacker Drive Chicago, Illinois 60606		2302 Trade Zone Boulevard San Jose, California USA 95131

Fax: (312) 332-0424		Fax No: (408) 934-7101

US BORROWER		US BORROWER

SMTC MANUFACTURING CORPORATION OF WISCONSIN		SMTC MANUFACTURING CORPORATION OF MASSACHUSETTS

By:	/s/ John Caldwell	By:	/s/ John Caldwell
Name:	John Caldwell	Name:	John Caldwell
Title:	President	Title:	President

Address:		Address:

2222 E. Pensar Drive Appleton, Wisconsin USA		109 Constitution Blvd. Unit 160 Franklin, Massachusetts USA

Fax No: (920) 739-4830		Fax No: (508) 520-9351

US BORROWER

SMTC MEX HOLDINGS, INC.

By:	/s/ John Caldwell
Name:	John Caldwell
Title:	President

Address:

635 Hood Road Markham, Ontario Canada, L3R 4N6

Fax No: (905) 479-5326